Filed Pursuant to Rule 424(b)(2)
Registration Statement Number 333-215312

Prospectus Supplement
To the Prospectus Dated January 5, 2017

1,571,429 Shares

Common Stock

We are offering 1,571,429 shares of our common stock, par value $0.01 per share, at a public offering price of $28.00 per share. Our common stock is traded on the NASDAQ Capital Market under the symbol “CARO.” On January 20, 2017, the last reported sale price of our common stock on the NASDAQ Capital Market was $29.25 per share.

Investing in our common stock involves risks. Please carefully read the “Risk Factors” beginning on page S-16 of this prospectus supplement and appearing in our Annual Report on Form 10-K for the year ended December 31, 2015 for a discussion of certain factors that you should consider before making your investment decision.

	Per Share	Total
Public offering price	$28.00	$44,000,012
Underwriting discount (1)	$1.40	$2,200,001
Proceeds to us, before expenses	$26.60	$41,800,011

(1)	See “Underwriting” beginning on page S-27 for disclosure regarding the underwriting discounts, expenses payable to the underwriter and proceeds to us, before expenses.

The shares of our common stock are being offered through the underwriter on a firm commitment basis. We have granted the underwriter a 30-day option to purchase up to 235,714 additional shares of our common stock at the same price, and on the same terms, solely to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

These securities are not deposits, savings accounts, or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The underwriter expects to deliver the shares of our common stock in book-entry form only, through the facilities of The Depository Trust Company, against payment on or about January 25, 2017, subject to customary closing conditions.

RAYMOND JAMES	KEEFE, BRUYETTE & WOODS
A Stifel Company

The date of this prospectus supplement is January 20, 2017.

Carolina Financial Corporation

TABLE OF CONTENTS

Prospectus Supplement

i

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus filed by us with the Securities and Exchange Commission (the “SEC”). We have not, and the underwriter has not, authorized anyone else to provide you with different or additional information. If anyone provides you with any other information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer and sale is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus, any free writing prospectus or any document incorporated by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus supplement supersedes the accompanying prospectus to the extent it contains information that is different from or in addition to the information in that prospectus.

ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering, and updates and adds to the information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information about us, our common stock and other securities we may offer from time to time, some of which may not apply to this offering. You should read this prospectus supplement, the accompanying prospectus and any free writing prospectus, together with additional information described below under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference,” before deciding to invest in our common stock. Generally, when we refer to this “prospectus,” we mean this prospectus supplement together with the accompanying prospectus.

We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where such offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. This prospectus supplement does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any common stock offered by this prospectus supplement by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

Unless otherwise expressly stated or the context otherwise requires, all information in this prospectus supplement assumes that (i) the underwriters will not exercise their option to purchase additional shares of our common stock to cover over-allotments, if any, and (ii) no options, warrants, stock rights or shares of common stock were issued after January 20, 2017.

This prospectus supplement includes market size, market share and industry data that we have obtained from internal company surveys, market research, publicly available information and various industry publications. The third-party sources from which we have obtained information generally state that the information contained therein has been obtained from sources believed to be reliable, but we cannot assure you that this information is accurate or complete. We have not independently verified any of the data from third-party sources nor have we verified the underlying economic assumptions relied upon by those third parties. Similarly, internal company surveys, industry forecasts and market research, which we believe to be reliable based upon management’s knowledge of the industry, have not been verified by any independent sources. Our internal company surveys are based on data we have collected over the past several years.

In this prospectus supplement, unless otherwise expressly stated or the context otherwise requires, the “Company,” “we,” “us,” and “our” refer to Carolina Financial Corporation and our subsidiaries on a consolidated basis, and the “Bank” refers to our wholly-owned subsidiary bank, CresCom Bank.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of our beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan” or words or phases of similar meaning. We caution that the forward-looking statements are based largely on our expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond our control. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements.

The following factors, among others, could cause our financial performance to differ materially from that expressed in such forward-looking statements:

•	our ability to maintain appropriate levels of capital and to comply with our capital ratio requirements;
•	examinations by our regulatory authorities, including the possibility that the regulatory authorities may, among other things, require us to increase our allowance for loan losses or write down assets or otherwise impose restrictions or conditions on our operations, including, but not limited to, our ability to acquire or be acquired;
•	changes in economic conditions, either nationally or regionally and especially in our primary market areas, resulting in, among other things, a deterioration in credit quality;
•	changes in interest rates, including an impact on our margin or a decline in our mortgage production and a decrease in the profitability of our mortgage banking operations;
•	greater than expected losses due to higher credit losses generally and specifically because losses in the sectors of our loan portfolio secured by real estate are greater than expected due to economic factors, including, but not limited to, declining real estate values, increasing interest rates, increasing unemployment, or changes in payment behavior or other factors;
•	changes in the amount of our loan portfolio collateralized by real estate and weaknesses in the South Carolina, southeastern North Carolina and national real estate markets;
•	the rate of delinquencies and amount of loans charged-off;
•	the adequacy of the level of our allowance for loan losses and the amount of loan loss provisions required in future periods;
•	the rate of loan growth in recent or future years;

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•	our ability to attract and retain key personnel;
•	our ability to retain our existing customers, including our deposit relationships;
•	significant increases in competitive pressure in the banking and financial services industries;
•	adverse changes in asset quality and resulting credit risk-related losses and expenses;
•	changes in political conditions or the legislative or regulatory environment, including, but not limited to, the interpretation and enforcement of consumer laws and regulations, changes in federal or state tax laws or interpretations thereof by taxing authorities and other governmental initiatives affecting the banking and financial service industries;
•	changes occurring in business conditions and inflation;
•	increased funding costs due to market illiquidity, increased competition for funding, or increased regulatory requirements with regard to funding;
•	our business continuity plans or data security systems could prove to be inadequate, resulting in a material interruption in, or disruption to, business and a negative impact on results of operations;
•	changes in deposit flows;
•	changes in technology;
•	changes in monetary and tax policies;
•	changes in accounting policies, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board and the Financial Accounting Standards Board;
•	loss of consumer confidence and economic disruptions resulting from terrorist activities or other military actions;
•	our expectations regarding our operating revenues, expenses, effective tax rates and other results of operations;
•	our anticipated capital expenditures and our estimates regarding our capital requirements;
•	our liquidity and working capital requirements;
•	competitive pressures among depository and other financial institutions;
•	the growth rates of the markets in which we compete;
•	our anticipated strategies for growth and sources of new operating revenues;

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•	our current and future products, services, applications and functionality and plans to promote them;
•	anticipated trends and challenges in our business and in the markets in which we operate;
•	the evolution of technology affecting our products, services and markets;
•	our ability to retain and hire necessary employees and to staff our operations appropriately;
•	management compensation and the methodology for its determination;
•	our ability to compete in our industry and innovation by our competitors;
•	increased cybersecurity risk, including potential business disruptions or financial losses;
•	acquisition integration risks, including potential deposit attrition, higher than expected costs, customer loss and business disruption, including, without limitation, potential difficulties in maintaining relationships with key personnel and other integration-related matters, and the inability to identify and successfully negotiate and complete additional transactions with potential merger or acquisition partners or to successfully integrate such businesses, including the ability to realize the benefits and cost savings from, and limit any unexpected liabilities associated with, any such business combinations;
•	our ability to stay abreast of new or modified laws and regulations that currently apply or become applicable to our business;
•	estimates and estimate methodologies used in preparing our consolidated financial statements and determining option exercise prices; and
•	other risks and uncertainties contained in this prospectus supplement or incorporated by reference into this prospectus supplement from the other reports and filings with the SEC.

If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this prospectus supplement and in the information incorporated by reference herein. Therefore, we caution you not to place undue reliance on our forward-looking information and statements. We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our periodic and current reports that we file with the SEC. Also note that we provide cautionary discussion of risks, uncertainties and possibly inaccurate assumptions relevant to our businesses in our periodic and current reports to the SEC incorporated by reference in this prospectus supplement, the accompanying prospectus and other offering materials. These are factors that, individually or in the aggregate, management believes could cause our actual results to differ materially from expected and historical results.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus and may not contain all the information that you need to consider in making your investment decision. To understand this offering fully, you should read this prospectus supplement and the accompanying prospectus carefully. You should carefully read the sections titled “Risk Factors” in this prospectus supplement and in the accompanying prospectus and the documents identified in the section “Incorporation of Certain Information by Reference.”

The Company

Carolina Financial Corporation is a Delaware corporation and a bank holding company registered under the Bank Holding Company Act of 1956, as amended. Our primary business is to serve as the holding company for CresCom Bank, a South Carolina state-chartered commercial bank with 30 branches located throughout the Carolinas, in addition to a loan production office in Greenville, South Carolina. CresCom Bank is primarily engaged in the business of accepting demand deposits and savings deposits insured by the Federal Deposit Insurance Corporation (the “FDIC”), and providing commercial, consumer and mortgage loans to the general public. CresCom Bank operates Crescent Mortgage Company, a wholly-owned subsidiary of CresCom Bank based in Atlanta, Georgia, as a wholesale and correspondent mortgage lender for community banks in the Southeastern United States. Crescent Mortgage Company lends in 45 states and has partnered with more than 2,000 community banks, credit unions, and mortgage brokers. CresCom Bank is also the holding company for Carolina Services Corporation of Charleston, a Delaware financial services company that provides financial processing services to, and otherwise supports the operations of, CresCom Bank and Crescent Mortgage Company.

On June 11, 2016, we completed our acquisition of Congaree Bancshares, Inc. (“Congaree”), the holding company for Congaree State Bank, pursuant to the Agreement and Plan of Merger, dated as of January 5, 2016. Under the terms of the merger, the Company issued 508,910 shares of its common stock, assumed and immediately redeemed $1.6 million in preferred stock and paid $5.7 million in cash to Congaree shareholders. In the transaction, the Company acquired two banking locations, $104.2 million in total assets, and $89.3 million in deposits.

On November 8, 2016, we announced the signing of a definitive agreement pursuant to which Carolina Financial Corporation will acquire Greer Bancshares Incorporated (“Greer”) in a cash and stock transaction with a total value as of the date of announcement of approximately $45.1 million. Subject to the terms and conditions of the agreement, each share of Greer common stock will be converted into the right to receive one of the following: (i) $18.00 in cash, (ii) 0.782 shares of Company common stock, or (iii) a combination of cash and Company common stock, subject to the limitation that, excluding any shares held by Greer shareholders who exercise their dissenters’ rights, the total merger consideration shall be prorated to 10% cash consideration and 90% stock consideration. The transaction is anticipated to close by the end of the first quarter of 2017, subject to customary closing conditions. As of September 30, 2016, Greer had total assets of $380.8 million and total deposits of $296.1 million. Following a successful completion of the acquisition, we expect our total assets to be approximately $2.1 billion.

As of December 31, 2016, we had total assets of $1.7 billion, total deposits of $1.3 billion, and total stockholders’ equity of $163.2 million.

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Our Competitive Strengths

Attractive Markets of Operation. Our primary market areas are the Coastal, Midlands, and Upstate regions of South Carolina, including the Charleston (Charleston, Dorchester and Berkeley Counties), Myrtle Beach (Horry and Georgetown Counties), Columbia (Lexington and Richland Counties), and Greenville (Greenville County) market areas, Wilmington (New Hanover) and the surrounding southeastern coastal region of North Carolina (Bladen, Brunswick, and Columbus Counties). We currently operate 30 branches: eight in the Charleston market, eight in the Myrtle Beach market, two in the Columbia market, one in the Greenville market, one in another South Carolina market, two in the Wilmington market, and 8 in southeastern North Carolina. We also operate a loan production office in Greenville, South Carolina. Greer has four banking locations, all in the Greenville market area, and a loan production office in Clemson, South Carolina. According to projected population growth from 2017 to 2022 obtained from SNL Financial LC, we have a banking team located in five of the top 25 projected fastest-growing MSAs in the Southeastern United States and three of the top eleven projected fastest-growing MSAs in the nation, in each case excluding MSAs with a population of less than 250,000.

The following table presents, for each of our above-described primary market areas, the number of branches of CresCom Bank in the market area, the approximate amount of deposits with CresCom Bank in the market area as of June 30, 2016 and our approximate deposit market share in market area at June 30, 2016 (the latest date for which such data is available). This table does not include deposits held in our Heath Springs, South Carolina branch.

	Number of	Deposits	Market
Market Name	Branches	(in millions)	Share
Charleston, South Carolina	8	$567.0	4.6%
Myrtle Beach, South Carolina	8	$342.3	4.7%
Columbia, South Carolina	2	$87.5	0.5%
Greenville, South Carolina	1	$49.0	0.5%
Wilmington, North Carolina	2	$4.0	0.1%
Southeastern North Carolina	8	$212.4	7.8%

Our markets or near in the Charleston, South Carolina are heavily influenced by the diverse economic mix of the Charleston region. The region is home to the Port of Charleston, one of the busiest container ports along the Southeast and Gulf Coasts, as well as a number of national and international manufacturers, including Boeing South Carolina and Robert Bosch LLC. The region also benefits from a thriving tourism industry. In addition, a number of academic institutions are located within the region, including the Medical University of South Carolina, The Citadel, The College of Charleston, Charleston Southern University, Trident Technical College and The Charleston School of Law. Charleston also hosts military installations for the U.S. Navy, Marine Corps, U.S. Air Force, U.S. Army and U.S. Coast Guard. Data obtained through SNL Financial LC projects population growth in the Charleston-North Charleston MSA of 8.7% from 2017 to 2022 as compared to a projection for national population growth of 3.8% during the same time period.

The Myrtle Beach area, also known as the Grand Strand, is a 60-mile stretch of beaches extending south from the South Carolina/North Carolina state line to Pawley’s Island and is consistently ranked as one of the top vacation destinations in the country. According to data published by the Myrtle Beach Area Chamber of Commerce, Myrtle Beach hosted an estimated 16.1 million visitors in 2013, the most recent year for which such data is available, representing 5.9% growth from 2012. Accordingly, the economy of the region is dominated by the tourism and retail industries. The Myrtle Beach-Conway-North Myrtle Beach MSA is also home to Coastal Carolina University in Conway and Webster University in Myrtle Beach. Data obtained through SNL Financial LC projects population growth in the Myrtle Beach-Conway-North Myrtle Beach MSA of 9.8% from 2017 to 2022.

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Our Wilmington and other markets in southeastern North Carolina are contiguous to South Carolina and the Grand Strand. Wilmington has a diversified economy and is a major resort area and a center for light manufacturing. The city also serves as the retail and medical center for the region. Companies in the Wilmington area produce fiber optic cables for the communications industry, aircraft engine parts, pharmaceuticals, nuclear fuel components and various textile products. According to data published by the Wilmington Chamber of Commerce, major employers in the area include General Electric, PPD, Inc., and Corning, Inc. The area also benefits from the presence of the University of North Carolina-Wilmington, which also a major employer for the market. Data obtained through SNL Financial LC projects population growth in the Wilmington MSA of 7.1% from 2017 to 2022.

In August 2015, we established a branch in the Greenville, South Carolina market. In addition, we operate in Greenville through a loan production office. Greer also has four banking locations in the Greenville market area. Greenville is located in the “Upstate” of South Carolina, which we believe represents a growing, business-friendly environment. Major industries in the Upstate include the automobile industry, which is concentrated primarily along the corridor between Greenville and Spartanburg around the BMW manufacturing facility in Greer, South Carolina. The Greenville Health System and Bon Secours St. Francis Health System represent the healthcare and pharmaceuticals industry in the area. The Upstate is also home to a large amount of private sector and university-based research including research and development facilities for Michelin, Fuji and General Electric and research centers to support the automotive, life sciences, plastics and photonics industries. The Upstate also benefits from being an academic center and is home to collegiate and university education facilities such as Clemson University, Furman University, Presbyterian College, University of South Carolina-Upstate, Anderson University, Lander University, Bob Jones University, Wofford College and Converse College, among others. Data obtained through SNL Financial LC projects population growth in the Greenville-Andersen-Mauldin MSA of 6.1% from 2017 to 2022.

Through our acquisition of Congaree in June 2016, we acquired two branches in the Columbia, South Carolina market. Columbia, the state capital and largest city in South Carolina, is located within Richland County in the center of the state between the Upstate region and the coastal cities of Charleston and Myrtle Beach. Columbia’s central location has contributed greatly to its commercial appeal and growth, and the city benefits from a diverse economy composed of advanced manufacturing, healthcare, technology, shared services, logistics, and energy. The largest employers in the Columbia market area include the U.S. Army’s Fort Jackson, the University of South Carolina, Palmetto Health Alliance, Blue Cross Blue Shield, and Lexington Medical Center. Data obtained through SNL Financial LC projects population growth in the Columbia MSA of 5.7% from 2017 to 2022.

Our markets have experienced steady economic and population growth over the past 10 years, and we expect that the areas, as well as the business and tourism industries needed to support it, will continue to grow.

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Experienced Management Team, Dedicated Board of Directors and Talented Employees. Our executive management team is led by Jerry Rexroad, David Morrow, Bill Gehman, M.J. Huggins and Fowler Williams, whose biographies are included below. These executives lead a team of senior team members which we believe compares favorably to any community bank management team assembled in South Carolina.

•	Jerold L. “Jerry” Rexroad has served as President and Chief Executive Officer since 2012 and as a director since 2012. Mr. Rexroad also serves as Executive Chairman of CresCom Bank and Chief Executive Officer and Chairman of the Board of Crescent Mortgage Company. Mr. Rexroad joined us in May 2008 as Executive Vice President. Mr. Rexroad’s previous experience includes working with KPMG as a partner in their financial institutions group as well as serving as Chief Financial Officer of a $1.8 billion bank. Mr. Rexroad is a Certified Public Accountant with over 34 years of experience.

•	David L. Morrow has served as an Executive Vice President since 2004 and has served as a member of our Board of Directors since 2001. Mr. Morrow is also President and Chief Executive Officer of CresCom Bank. He is a graduate of Clemson University with a Bachelor of Science degree and has more than 41 years of experience in banking and financial institution management in South Carolina.

•	William A. “Bill” Gehman, III has served as Executive Vice President and Chief Financial Officer since 2012. Prior to being promoted to Chief Financial Officer, Mr. Gehman was our Controller from 2008 to 2012. Mr. Gehman is also the Chief Financial Officer of CresCom Bank, Crescent Mortgage Company and Carolina Services Corporation. Mr. Gehman is a Certified Public Accountant with over 14 years of experience in financial institutions.

•	M. J. Huggins, III has served as Executive Vice President since 2010 and Secretary since 2012. Mr. Huggins is also a founding board member and former President, Chief Credit Officer and Secretary of Crescent Bank predecessor to CresCom Bank. Prior to joining us and assisting in the founding of CresCom Bank, Mr. Huggins served as Area Executive and Senior Vice President of Carolina First Bank, responsible for commercial and retail operations from Georgetown to Myrtle Beach, South Carolina.

•	Fowler Williams has served as President and as a director of Crescent Mortgage Company since September 2011. Prior to being promoted to President, Mr. Williams served as Executive Vice President overseeing national sales and national operations. He has been with the company since 1999. Mr. Williams holds his Certified Mortgage Banker designation from the National Mortgage Bankers Association and has over 20 years of experience as a mortgage banker.

The management team is complemented by a dedicated board of directors with extensive local knowledge and a wide range of experience including accounting, advertising, business, banking, law, management, medicine and finance. We believe that our management’s and board’s incentives are closely aligned with our stockholders through the ownership of a substantial amount of our stock. As of December 31, 2016, our executive officers and board of directors beneficially owned an aggregate of 1,780,324 shares of our common stock, or approximately 14.0% of the fully-diluted amount of our common stock outstanding as of such date. We believe that our officers’ and directors’ experience and local market knowledge are valuable assets.

In addition, we believe that we have assembled a group of highly talented employees by being an employer of choice in the markets we serve. We employed a total of 436 full-time equivalent employees as of December 31, 2016. Our employees are skilled in the areas of banking, information technology, management, sales, advertising and marketing, among others.

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Business Segment Performance. We divide our operations into three reportable business segments: community banking, mortgage banking and other. The community banking segment provides traditional banking services offered through CresCom Bank. The mortgage banking segment provides wholesale mortgage loan origination and servicing offered through Crescent Mortgage Company. The other segment provides managerial and operational support to the other business segments through Carolina Financial Corporation and our subsidiary Carolina Services Corporation of Charleston.

The following table presents the net income (loss) for our reportable business segments for each of the five years ended December 31, 2016 and for the nine months ended September 30, 2016 and 2015.

	For the Nine Months Ended September 30,		For the Year Ended December 31,
(dollars in thousands)	2016	2015	2015	2014	2013	2012	2011

Community Banking	$10,309	8,144	11,402	7,268	4,963	(3,410)	(4,938)
Mortgage Banking	2,772	3,307	3,832	1,851	12,403	21,008	4,222
Other	(669)	(660)	(867)	(809)	(347)	(419)	(255)
Eliminations	58	20	53	1	(201)	(301)	—
Total	$12,420	10,811	14,420	8,311	16,818	16,878	(971)

Strong Community Banking Segment with Prospects for Growth. CresCom Bank has a strong and improving record of performance, and we believe that its prospects for continued growth are substantial. Our community banking segment is the primary driver of our assets and profits. At September 30, 2016, our community banking segment had $1.6 billion in total assets, representing annualized growth of approximately 23% since December 31, 2015. In addition, our community banking segment had net income of $10.3 million for the nine months ended September 30, 2016, representing a 26.6% increase over the segment’s earnings for comparable nine-month period in 2015.

We believe this growth and improved profitability will continue based upon the characteristics of the markets in which we operate. As described above, these markets have strong economic growth through tourism and industry, and we expect these trends to continue. In addition, there are substantial opportunities to grow by acquisition in our markets. According to data obtained from SNL Financial LC, as of December 31, 2016, there were 63 banks and thrifts headquartered in North or South Carolina with total assets between $100 million and $1 billion that are not the target of announced merger transactions. Many of these institutions are attractive targets for whole bank or branch acquisition transactions. We completed a whole bank acquisition in 2016 and have another pending. In addition, we have successfully acquired 14 branches through two separate transactions since the beginning of 2014. We believe we will have more opportunities for growth by acquisition.

As a part of the growth of our community banking segment, we have grown our level of non-interest bearing deposits in recent periods. At September 30, 2016, we had $267.9 million of non-interest bearing deposits, which represents a 227% increase from our non-interest bearing deposit levels as of December 31, 2012. We believe these increases reflect our ability to attract and retain core deposit customers. With continuing growth in non-interest bearing deposits, we will be able to continue to reduce our cost of funds, which will contribute to our ability to continue to expand our net interest margin.

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We believe that through implementing a strategy that combines continued organic growth of our community banking segment with growth by acquisition, we can achieve continued positive results through community banking segment.

Complementary National Wholesale Mortgage Banking Segment. Our mortgage banking segment supplements our community banking segment and has provided meaningful profitability, particularly during periods of favorable market conditions. Our mortgage banking segment consists of two primary business lines: correspondent lending and loan servicing. The business of our mortgage banking segment is conducted primarily through a subsidiary of CresCom Bank, Crescent Mortgage Company.

Crescent Mortgage Company lends in 45 states and partners with over 2,000 community banks, credit unions and mortgage brokers. In its correspondent lending activities, Crescent Mortgage Company generally sells mortgages it acquires to investors. In its loan servicing operations, Crescent Mortgage Company retains the servicing rights for mortgage loans that it sells, for which it receives a contractual right to certain cash flows in exchange for performing servicing functions. Crescent Mortgage Company contracts with a third-party sub-servicer to perform these servicing duties, for which we pay a fee.

We believe that our mortgage banking segment provides us with the ability to capture substantial profits when market conditions are favorable for mortgage loan origination activity. In addition, the operation is scalable, which we believe provides us with the ability to quickly reduce expenses in order to maintain profitability in the segment during periods of less favorable market conditions. We believe that our mortgage banking segment provides a favorable complement to our community banking segment and our overall business strategy.

Our Business Strategy

Through our subsidiaries, we are focused on three primary strategic opportunities:

•	continuing to build a profitable, growing, full service community banking segment that delivers a superior return on assets;

•	pursuing strategic acquisition opportunities, as well as organic branch expansion, that complement our existing footprint as well as achievement of the aforementioned goals; and

•	maintaining a profitable mortgage banking segment during years of high and low national mortgage originations which delivers superior customer service levels.

Our community banking segment is focused on developing banking relationships with small businesses and individuals located in our primary markets. Our current business strategy with our existing community banking segment includes the following:

•	increasing the number of personal checking, commercial checking, savings and money market accounts, which are considered “core” transaction accounts; and

•	expanding our loan portfolio through traditional community bank lending.

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We also believe that we can enhance our community banking segment through expanding it with strategic acquisitions and organic branch expansion. In evaluating these expansion opportunities, we focus on the following factors:

•	financial benefits to us, including our projections of accretion to earnings, tangible book value payback and internal rates of return;

•	the quality of the markets involved, including evaluating the characteristics of the market to support future growth opportunities; and

•	the quality and cultural fit of the bankers who would join our team as a part of the expansion opportunity.

Our mortgage banking segment is focused on sustaining a profitable business in several ways:

•	increasing our customer base with community banking institutions and small mortgage brokers;

•	retaining mortgage serving rights to provide an annual income stream; and

•	implementing new technology solutions to improve operational performance as well as customer experience.

Recent Developments

On January 18, 2017, we announced our preliminary operating results for the quarter and year ended December 31, 2016. Highlights include the following:

•	Net income for the fourth quarter 2016 increased 42.7% to $5.2 million, or $0.41 per diluted share, from $3.6 million, or $0.36 per diluted share, for the fourth quarter of 2015.

•	Included in the fourth quarter earnings for 2016 were certain noninterest income and noninterest expenses, including:

-	$1.7 million loss on extinguishment of debt related to the prepayment of a $20.0 million advance with fixed interest at 4.0% and a remaining term of 4.1 years;
-	$1.0 million fair value adjustment gain on interest rate swaps marked to market;
-	$260,000 in merger related costs; and
-	$65,000 gain on sale of securities.

•	Net income for 2016 increased 21.8% to $17.6 million, or $1.42 per diluted share from $14.4 million, or $1.48 per diluted share, for 2015.

•	Included in earnings for 2016 were certain noninterest income and noninterest expenses, including:

-	$3.2 million in merger related costs;
-	$1.9 million loss on extinguishment of debt;
-	$706,000 gain on sale of securities; and
-	$590,000 fair value adjustment gain on interest rate swaps marked to market.

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•	Loans receivable totaled $1.2 billion and loans held for investment grew, excluding acquired loans, at an annualized rate of 20.2%, or $185.9 million, since December 31, 2015 and 15.9%, or $45.0 million, in the fourth quarter.

-	Total loans held for sale were $31.6 million, and total loans held for investment totaled $1.2 billion at December 31, 2016.

•	Total deposits were $1.3 billion and increased, excluding acquired deposits, $143.5 million since December 31, 2015.

-	Total noninterest bearing deposits were $229.9 million, and total interest bearing deposits were $1.0 billion at December 31, 2016.

•	Total assets were $1.7 billion.

•	Tangible book value per share was $12.59.

•	Nonperforming assets to total assets was 0.40% as of December 31, 2016 compared to 0.47% at December 31, 2015.

•	In November 2016, Carolina Financial Corporation announced the acquisition of Greer Bancshares Incorporated, a $381 million bank holding company that operates four banking locations in the Greenville-Anderson-Mauldin, South Carolina MSA.

•	In December 2016, the Company opened its second branch in the Wilmington, North Carolina market.

Additional Information

Our main office is located at 288 Meeting Street, Charleston, South Carolina 29401, and the telephone number is (843) 723-7700. Our website is www.haveanicebank.com. The information on our website does not constitute a part of, and is not incorporated by reference in, this prospectus supplement.

S-12

The Offering

Issuer	Carolina Financial Corporation

Shares offered	Up to 1,571,429 shares of common stock, par value $0.01 per share[1]

Offering price	$28.00 per share

Over-allotment option	We have granted the underwriters an option to purchase up to an additional 235,714 shares of common stock within 30 days of the date of this prospectus supplement in order to cover over-allotments, if any.

Shares outstanding	14,119,757[2]
after completion of the offering

Use of proceeds	We intend to use the proceeds of the offering to support organic and acquisitive growth and for general corporate purposes, which may include contributing a portion of the proceeds to CresCom Bank as additional capital. See “Use of Proceeds” on page S-24.

Trading market	Our common stock is traded on the NASDAQ Capital Market.

Trading symbol	CARO

Dividends and distributions	We are authorized to pay dividends as declared by our board of directors, provided that no such distribution results in our insolvency on a going concern or balance sheet basis. On January 18, 2017, we announced that our board of directors had declared a quarterly cash dividend of $0.04 per share, payable on April 7, 2017 to stockholders of record as of March 17, 2017. Any future dividends will be subject to board approval. As we are a legal entity separate and distinct from CresCom Bank, our principal source of funds with which we can pay dividends to our stockholders is dividends we receive from CresCom Bank. For that reason, our ability to pay dividends is subject to the limitations that apply to CresCom Bank. For additional information, see “Risk Factors-Risks Related to Our Common Stock and this Offering” and “Market for Common Stock and Our Dividend Policy.”

Risk factors	Investing in our common stock involves risks. You should carefully consider the information under “Risk Factors” beginning on page S-16 and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before investing in our common stock.

[1] The number of shares offered assumes that the underwriter’s over-allotment option is not exercised. If the over-allotment option is exercised in full, we will issue and sell 1,807,143 shares.
[2] The number of shares outstanding after the offering is based on 12,548,328 shares of common stock outstanding as of January 20, 2017, and excludes 235,714 shares issuable pursuant to the exercise of the underwriter’s over-allotment option. It also excludes an aggregate of 238,180 shares reserved for issuance under our equity compensation plans subject to outstanding awards.

S-13

SELECTED HISTORICAL FINANCIAL DATA

The following table sets forth selected historical consolidated financial data as of and for each of the five years ended December 31, 2015 (which has been derived from our audited consolidated financial statements), and as of and for the nine months ended September 30, 2016 and 2015 (unaudited). You should read this table together with the historical consolidated financial information contained in our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” included in our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2016, which have been filed with the SEC and are incorporated by reference in this prospectus supplement. Information for the nine-months periods ended September 30, 2016 and 2015 is derived from unaudited interim financial statements and has been prepared on the same basis as our audited financial statements and includes, in the opinion of management, all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the data for such period. The results of operations for the nine-months periods ended September 30, 2016 do not necessarily indicate the results that may be expected for any future period or for the full year.

	Nine Months Ended September 30,		Years Ended December 31,
(dollars in thousands,
except per share data)	2016	2015	2015	2014	2013	2012	2011
OPERATING DATA:
Interest income	$44,011	36,602	49,604,	37,656	32,948	35,356	38,441
Interest expense	6,512	4,702	6,604	5,602	5,718	7,513	11,113
Net interest income	37,499	31,900	43,000	32,504	27,230	27,843	27,328
Provision for loan losses	—	—	—	—	(860)	2,707	10,735
Net interest income (loss) after provision for loan losses	37,499	31,900	43,000	32,504	28,090	25,136	16,593
Noninterest income	22,388	21,176	27,679	21,148	44,086	53,524	19,721
Noninterest expense	41,967	36,963	49,199	41,443	45,972	51,387	37,413
Income(loss) before income taxes	17,920	16,113	21,480	11,759	26,204	27,273	(1,099)
Income tax expense (benefit)	5,500	5,302	7,060	3,448	9,386	10,395	(128)
Net income (loss)	$12,420	10,811	14,420	8,311	16,818	16,878	(971)

BALANCE SHEET DATA:
Total assets	$1,653,859	1,330,165	$1,409,669	1,199,017	881,584	888,724	826,218
Interest-bearing cash	29,211	10,617	16,421	10,694	34,176	11,340	16,679
Securities available for sale	336,918	313,981	306,474	251,717	167,535	148,407	136,944
Securities held to maturity	—	17,112	17,053	25,544	24,554	9,166	9,401
Federal Home Loan Bank stock	7,438	7,794	9,919	5,405	4,103	6,413	7,185
Loans held for sale	36,686	31,697	41,774	40,912	36,897	144,849	80,007
Loans receivable, net of allowance	1,122,889	846,883	912,582	768,122	535,221	501,691	513,335
Allowance for loan losses	10,340	9,889	10,141	9,035	8,091	9,520	12,039
Deposits	1,312,276	1,033,951	1,031,528	964,190	697,581	653,247	621,803

S-14

Short-term borrowed funds	87,500	105,000	120,000	57,800	10,300	82,482	63,484
Long-term debt	68,465	68,465	103,465	61,740	74,540	64,840	80,390
Stockholders’ equity	160,331	104,240	139,859	93,700	82,227	67,514	45,655

SELECTED AVERAGE BALANCES:
Total assets	$1,500,819	1,283,183	1,303,402	990,773	889,851	837,066	858,432
Loans receivable, net	1,000,780	811,568	827,787	613,144	509,455	495,889	545,556
Deposits	1,168,518	999,481	1,012,659	777,622	696,784	641,085	649,002
Stockholders’ equity	148,134	98,805	101,896	88,474	76,322	54,002	47,003

PERFORMANCE RATIOS:
Return on average equity	11.18%	14.59%	14.15%	9.39%	22.04%	31.25%	(2.07)%
Return on average assets	1.10%	1.12%	1.11%	0.84%	1.89%	2.02%	(0.11)%
Average earning assets to average total assets	93.63%	91.81%	91.92%	91.43%	91.38%	92.29%	92.24%
Average loans receivable to average deposits	85.64%	81.20%	81.74%	78.85%	73.12%	77.35%	84.06%
Average equity to average assets	9.87%	7.70%	7.82%	8.93%	8.58%	6.45%	5.48%
Net interest margin–tax equivalent (1)	3.67%	3.71%	3.68%	3.62%	3.41%	3.61%	3.45%
Net(recovery) charge-offs to average loans receivable	(0.03)%	(0.14)%	(0.13)%	(0.15)%	0.11%	1.05%	2.38%
Non-performing assets to period-end loans receivable	0.62%	0.90%	0.72%	0.74%	3.24%	4.29%	7.84%
Non-performing assets to total assets	0.42%	0.57%	0.47%	0.47%	1.97%	2.42%	4.87%
Non-performing loans to total loans	0.37%	0.57%	0.47%	0.31%	2.04%	2.98%	6.50%
Allowance for loan losses as a percentage of loans receivable (end of period) (2)	0.91%	1.15%	1.10%	1.16%	1.49%	1.86%	2.29%
Allowance for loan losses as a percentage of non-performing loans	247.72%	201.90%	235.73%	371.20%	73.03%	62.43%	35.24%

PER SHARE DATA:
Book value (end of period)	$13.00	11.01	11.92	10.02	8.91	7.33	4.96
Basic earnings (loss)	1.04	1.15	1.51	0.89	1.83	1.83	(0.11)
Diluted earnings (loss)	1.02	1.13	1.48	0.88	1.77	1.83	(0.11)
Average common shares –basic	11,995,477	9,421,042	9,537,358	9,314,048	9,218,952	9,211,162	9,211,162
Average common shares –diluted	12,201,721	9,595,991	9,718,356	9,507,425	9,500,987	9,211,162	9,211,162

(1)	The tax equivalent net interest margin reflects tax-exempt income on a tax-equivalent basis.
(2)	Acquired loans represent 11.4% and 7.0% of gross loans receivable at September 30, 2016 and December 31, 2015, respectively.

S-15

RISK FACTORS

An investment in our common stock involves significant risks. You should consider carefully the risk factors described below and the risk factors concerning our business included in our Annual Report on Form 10-K for the period ended December 31, 2015, together with all of the other information included in or incorporated by reference into this prospectus supplement and the accompanying prospectus, as the same may be updated from time to time by our future filings with the SEC under the Exchange Act, before making a decision to invest in our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also have a material adverse effect on our business, financial condition and results of operations. If any of the matters included in the following information about risk factors were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially and adversely affected. In such case, you may lose all or a substantial part of your investment.

Risks Related to Our Growth Strategy

We may not be able to implement aspects of our growth strategy.

Our growth strategy contemplates the future expansion of our business and operations both organically and through acquisitions, such as through the establishment or acquisition of banks and banking offices in our market areas and other markets in the Carolinas. Implementing these aspects of our growth strategy depends, in part, on our ability to successfully identify acquisition opportunities and strategic partners that will complement our operating philosophy, to execute on such opportunities and partnerships and to successfully integrate their operations with ours, as well as to generate loans and deposits within acceptable risk and expense tolerances. To successfully acquire or establish banks or banking offices, we must be able to correctly identify profitable or growing markets, as well as attract the necessary relationships and high caliber banking personnel to make these new banking offices profitable.

In addition, we may not be able to identify suitable opportunities for further growth and expansion or, if we do, we may not be able to successfully execute on those opportunities.

As consolidation of the financial services industry continues, the competition for suitable acquisition candidates is likely to increase. We will compete with other financial services companies for acquisition opportunities, which may increase the costs of acquisitions. Many of our competitors have greater financial resources than we do and may be willing and able to pay more for an acquisition target than we are willing or able to pay.

We can offer no assurance that we will have opportunities to acquire other financial institutions or acquire or establish any new branches or loan production offices, or that we will be able to negotiate, finance and complete any opportunities available to us. If we are unable to effectively implement our growth strategies, our business, results of operations and stock price may be materially and adversely affected.

Future expansion involves risks.

Any future acquisition of other financial institutions or parts of those institutions involves a number of risks, including the risks that:

•	prices at which future acquisitions may be made may not be acceptable to us;

S-16

•	we may incur substantial costs in identifying and evaluating potential acquisitions and merger partners, or in evaluating new markets, hiring experienced local managers, and opening new offices;
•	the institutions we acquire may have distressed assets or unknown or contingent liabilities, and there can be no assurance that we will be able to realize the value we predict from those assets or that we will make sufficient provisions or have sufficient capital for future losses;
•	we may be required to take write-downs or write-offs, restructurings and impairment, or other charges related to the institutions we acquire that could have a significant negative effect on our financial condition and results of operations;
•	there may be substantial time between completing an acquisition and generating sufficient assets and deposits to support costs of the expansion;
•	our management’s attention in negotiating a transaction and integrating the operations and personnel of the combining businesses may be diverted from our existing business and we may not be able to successfully integrate such operations and personnel;
•	we may not be able to obtain regulatory approval for an acquisition;
•	we may enter new markets where we lack local experience or that introduce new risks to our operations, or that otherwise result in adverse effects on our results of operations;
•	we may introduce new products and services we are not equipped to manage or that introduce new risks to our operation, or that otherwise result in adverse effects on our results of operations;
•	we may incur intangible assets in connection with an acquisition, or the intangible assets we incur may become impaired, which could result in adverse short-term effects on our results of operations;
•	we may assume liabilities in connection with an acquisition, including unrecorded liabilities that are not discovered at the time of the transaction, and the repayment of those liabilities may have an adverse effect on our results of operations, financial condition and stock price;
•	we may lose key employees, or we may be required to recruit experienced personnel; and
•	we may not be able to retain existing customers or attract new customers.

We cannot assure you that we will be able to successfully integrate any banking offices that we acquire into our operations or retain customers of those offices. If any of these risks occur in connection with our expansion efforts, it may have a material and adverse effect on our results of operations and financial condition.

We may not be able to maintain and manage our growth, which may adversely affect our results of operations and financial condition.

Our business strategy contemplates continued growth, both organically and through acquisitions. We can provide no assurance that we will continue to be successful in increasing the volume of loans and deposits or in introducing new products and services at acceptable risk levels and upon acceptable terms while managing the costs and implementation risks associated with our historical or modified organic growth strategy. We may be unable to continue to increase our volume of loans and deposits or to introduce new products and services at acceptable risk levels for a variety of reasons, including an inability to maintain capital and liquidity sufficient to support continued growth. If we are successful in continuing our growth, we cannot assure you that further growth would offer the same levels of potential profitability or that we would be successful in controlling costs and maintaining asset quality. Accordingly, an inability to maintain growth, or an inability to effectively manage growth, could adversely affect out results of operations, financial condition and stock price.

S-17

New bank office facilities and other facilities may not be profitable.

We may not be able to organically expand into new markets that are profitable for our franchise. The costs to start up new bank branches and loan production offices in new markets, other than through acquisitions, and the additional costs to operate these facilities would increase our non-interest expense and may decrease our earnings. It may be difficult to adequately and profitably manage our growth through the establishment of bank branches and loan production offices in new markets. In addition, we can provide no assurance that our expansion into any such new markets will successfully attract enough new business to offset the expenses of their operation. If we are not able to do so, our earnings and stock price may be negatively impacted.

Required regulatory approvals of the Greer acquisition may not be received, may take longer than expected or may impose conditions that are not presently anticipated.

We are required to obtain approvals or application waivers from the Federal Reserve Bank of Richmond, the South Carolina State Board of Financial Institutions, and the FDIC in order to complete the acquisition of Greer. We have received an application waiver from the Federal Reserve Bank of Richmond, and applications for approval from the South Carolina Board of Financial Institutions and the FDIC are pending. The FDIC will consider, among other factors, the competitive impact of the bank merger, the financial and managerial resources of the parties and the convenience and needs of the communities to be served, and the South Carolina State Board of Financial Institutions will consider similar factors. As part of that consideration, we expect the regulatory agencies to review our capital position, safety and soundness, legal and regulatory compliance and performance under the Community Reinvestment Act. There can be no assurance as to whether the requisite regulatory approvals will be received, the timing of such approvals, whether any conditions will be imposed in connection with such approvals, or whether such approvals will be later modified, suspended or revoked. Any failure to gain regulatory approval would prevent us from acquiring Greer and receiving any anticipated benefits from such acquisition.

If the conditions to our acquisition of Greer are not met or waived, the acquisition will not occur.

 Our agreement to acquire Greer contains conditions that must be satisfied or waived in order to complete the acquisition, including approval by Greer shareholders of the proposed acquisition. We can provide no assurance that each of the conditions will be satisfied or waived. If the conditions are not satisfied or waived, the proposed acquisition will not occur or will be delayed, which could cause some or all of the intended benefits of the merger to be lost and could have an adverse effect on our future results of operations or financial condition.

S-18

If the acquisition of Greer is not completed, we will have incurred substantial expenses without realizing the expected benefits of the acquisition.

We have incurred and will incur substantial expenses in connection with the negotiation and completion of the acquisition of Greer. If the merger is not completed, we will be required to recognize these expenses without realizing the expected benefits of the merger. The recognition of these expenses without an associated benefit would have an adverse effect on our future results of operations and financial condition.

Risks Related to Our Business

Our decisions regarding credit risk and reserves for loan losses may materially and adversely affect our business.

Making loans and other extensions of credit is an essential element of our business. Although we seek to mitigate risks inherent in lending by adhering to specific underwriting practices, our loans and other extensions of credit may not be repaid. The risk of nonpayment is affected by a number of factors, including:

•	the duration of the credit;
•	credit risks of a particular customer;
•	changes in economic and industry conditions; and
•	in the case of a collateralized loan, risks resulting from uncertainties about the future value of the collateral.

 We attempt to maintain an appropriate allowance for loan losses to provide for potential losses in our loan portfolio. We periodically determine the amount of the allowance based on consideration of several factors, including:

•	an ongoing review of the quality, mix, and size of our overall loan portfolio;
•	our historical loan loss experience;
•	evaluation of economic conditions;
•	regular reviews of loan delinquencies and loan portfolio quality; and
•	the amount and quality of collateral, including guarantees, securing the loans.

There is no precise method of predicting credit losses; therefore, we face the risk that charge-offs in future periods will exceed our allowance for loan losses and that additional increases in the allowance for loan losses will be required. Additions to the allowance for loan losses would result in a decrease of our net income, and possibly our capital.

In recent periods, our calculation of our allowance for loan losses has indicated that it is adequate without making additional provisions. However, as we continue to organically generate loans or if recoveries of charged off loans decrease, we anticipate that additions to our allowance for loan losses will be required, and the provision expense related to any such additions will negatively impact our results of operations.

S-19

Federal and state regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs, based on judgments different than those of our management. Any increase in the amount of our provision or loans charged-off as required by these regulatory agencies could have a negative effect on our operating results.

We have a concentration of credit exposure in commercial real estate and challenges faced by the commercial real estate market could adversely affect our business, financial condition, and results of operations.

 As of September 30, 2016, we had approximately $432.9 million in loans outstanding to borrowers whereby the collateral securing the loan was commercial real estate, representing approximately 38.2% of our total loans outstanding as of that date. Approximately 34.3%, or $148.4 million, of this real estate are owner-occupied properties. Commercial real estate loans are generally viewed as having more risk of default than residential real estate loans. They are also typically larger than residential real estate loans and consumer loans and depend on cash flows from the owner’s business or the property to service the debt. Cash flows may be affected significantly by general economic conditions, and a downturn in the local economy or in occupancy rates in the local economy where the property is located could increase the likelihood of default. Because our loan portfolio contains a number of commercial real estate loans with relatively large balances, the deterioration of one or a few of these loans could cause a significant increase in our level of nonperforming loans. An increase in nonperforming loans could result in a loss of earnings from these loans, an increase in the related provision for loan losses and an increase in charge-offs, all of which could have a material adverse effect on our financial condition and results of operations.

The banking regulators are giving commercial real estate lending greater scrutiny, and may require banks with higher levels of commercial real estate loans to implement more stringent underwriting, internal controls, risk management policies and portfolio stress testing, as well as possibly higher levels of allowances for losses and capital levels as a result of commercial real estate lending growth and exposures.

Our operating results may fluctuate based upon the results of our mortgage subsidiary, Crescent Mortgage Company.

There are a number of items that could adversely affect the volumes and margin of our mortgage banking operations. These include, but are not limited to, the Federal Reserve’s monetary policy, aggressively low rates, reduction in prices paid by the mortgage banking aggregators, aggressive competition, the housing market recovery, the status and financial condition of Fannie Mae and Freddie Mac, potential changes in Fannie Mae and Freddie Mac lending guidelines and programs, proposed changes in the FHA lending requirements, extensive regulatory changes and liquidity. Recent changes in interest rates as well as speculation of changes in fiscal policy and economic and political conditions may also impact the volume and profitability of our mortgage operations. Should these changes adversely affect demand for mortgage loans, we may not be able to reduce expenses to in response to decrease activity as quickly as we anticipate. Should these factors significantly impact production of mortgages, it is likely that the Company’s earnings would be adversely affected.

S-20

Political change and uncertainty may cause disruptions in our business and the business of our customers.

A number of broad changes in law, regulations, and governmental policy are currently being considered. These proposals may or may not be finalized and become effective, and their impact on the financial services industry and the economy in general cannot be predicted. While changes in law and policy that relate to financial services companies most directly impact us, our markets are home to a number of large national and international companies as well as small businesses and consumers. Changes in law, regulation, or policy, or the failure of anticipated changes to become effective, may adversely affect business activity or our results of operations.

Risks Related to Our Common Stock and this Offering

Our ability to pay cash dividends is limited, and we may be unable to pay future dividends even if we desire to do so.

The Board of Governors of the Federal Reserve System (the “Federal Reserve”) has issued a policy statement regarding the payment of dividends by bank holding companies. In general, the Federal Reserve’s policies provide that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the bank holding company appears consistent with the organization’s capital needs, asset quality and overall financial condition. The Federal Reserve’s policies also require that a bank holding company serve as a source of financial strength to its subsidiary banks by standing ready to use available resources to provide adequate capital funds to those banks during periods of financial stress or adversity and by maintaining the financial flexibility and capital raising capacity to obtain additional resources for assisting its subsidiary banks where necessary. In addition, under the prompt corrective action regulations, the ability of a bank holding company to pay dividends may be restricted if a subsidiary bank becomes undercapitalized. These regulatory policies could affect our the ability to pay dividends or otherwise engage in capital distributions.

Our ability to pay cash dividends may be limited by regulatory restrictions, by CresCom Bank’s ability to pay cash dividends to Carolina Financial Corporation or by our need to maintain sufficient capital to support our operations. As a South Carolina chartered bank, CresCom Bank is subject to limitations on the amount of dividends that it is permitted to pay. Unless otherwise instructed by the South Carolina Board of Financial Institutions, CresCom Bank is generally permitted under South Carolina state banking regulations to pay cash dividends of up to 100% of net income in any calendar year without obtaining the prior approval. If CresCom Bank is not permitted to pay cash dividends to Carolina Financial Corporation, it is unlikely that it would be able to pay cash dividends on our common stock. Moreover, holders of our common stock are entitled to receive dividends only when and if declared by our board of directors. Although we have historically paid cash dividends on our common stock, we are not required to do so, and our board of directors could reduce or eliminate our common stock dividend in the future.

Our stock price may be volatile, which could result in losses to our investors and litigation against us.

Several factors could cause our stock price to fluctuate substantially in the future. These factors include but are not limited to actual or anticipated variations in earnings, changes in analysts’ recommendations or projections, our announcement of developments related to our businesses, anticipated changes in interest rates, anticipated changes in law, regulation, and policy, operations and stock performance of other companies deemed to be peers, new technology used or services offered by traditional and non-traditional competitors, news reports of trends, irrational exuberance on the part of investors, new federal banking regulations and other issues related to the financial services industry. Our stock price may fluctuate significantly in the future, and these fluctuations may be unrelated to our performance. General market declines or market volatility in the future, especially in the financial institutions sector, could adversely affect the price of our common stock, and the current market price may not be indicative of future market prices. Stock price volatility may make it more difficult for you to resell your common stock when you want and at prices you find attractive. Moreover, in the past, securities class action lawsuits have been instituted against some companies following periods of volatility in the market price of their securities. We could in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management’s attention and resources from our normal business.

S-21

Future sales of our stock by our stockholders or the perception that those sales could occur may cause our stock price to decline.

Although our common stock is listed on the NASDAQ Capital Market under the symbol “CARO,” the trading volume in our common stock is lower than that of other larger financial services companies. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of willing buyers and sellers of our common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control. Given the relatively low trading volume of our common stock, significant sales of our common stock in the public market, or the perception that those sales may occur, could cause the trading price of our common stock to decline or to be lower than it otherwise might be in the absence of those sales or perceptions.

Economic and other circumstances may require us to raise capital at times or in amounts that are unfavorable to us. If we have to issue shares of common stock, they will dilute the percentage ownership interest of existing stockholders and may dilute the book value per share of our common stock and adversely affect the terms on which we may obtain additional capital.

We may need to incur additional debt or equity financing in the future to make strategic acquisitions or investments or to strengthen our capital position. Our ability to raise additional capital, if needed, will depend on, among other things, conditions in the capital markets at that time, which are outside of our control and our financial performance. We cannot provide assurance that such financing will be available to us on acceptable terms or at all, or if we do raise additional capital that it will not be dilutive to existing stockholders.

If we determine, for any reason, that we need to raise capital, our board generally has the authority, without action by or vote of the stockholders, to issue all or part of any authorized but unissued shares of stock for any corporate purpose, including issuance of equity-based incentives under or outside of our equity compensation plans. Additionally, we are not restricted from issuing additional common stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or preferred stock or any substantially similar securities. The market price of our common stock could decline as a result of sales by us of a large number of shares of common stock or preferred stock or similar securities in the market or from the perception that such sales could occur. Any issuance of additional shares of stock will dilute the percentage ownership interest of our stockholders and may dilute the book value per share of our common stock. Shares we issue in connection with any such offering will increase the total number of shares and may dilute the economic and voting ownership interest of our existing stockholders.

S-22

Management and our board of directors have significant discretion over the investment of the offering proceeds and may not be able to achieve acceptable returns on the proceeds from the offering.

Our board of directors and management will have discretion in the investment of the capital raised in this offering. We may use the proceeds to pay dividends to stockholders, repurchase shares of common stock, fund new loans, purchase securities, acquire other institutions or for other general corporate purposes. We have not, however, identified specific amounts of proceeds for any of these purposes and we will have significant flexibility in determining the amount of net proceeds we apply to different uses and the timing of these applications. Our failure to utilize these funds effectively could reduce our profitability. We have not established a timetable for the effective deployment of the proceeds on a long-term basis, and we cannot predict how long we will need to deploy the proceeds effectively. Investing the offering proceeds in securities until we are able to deploy the proceeds will provide lower margins than we generally earn on loans, potentially adversely affecting stockholder returns, including earnings per share, return on assets and return on equity.

The holders of our junior subordinated debentures have rights that are senior to those of our stockholders.

As of September 30, 2016, we had $15.5 million in junior subordinated debentures outstanding. In addition, upon the successful completion of an acquisition of Greer, we would assume the obligations to repay junior subordinated debentures in the aggregate principal amount of $11.3 million. The junior subordinated debentures are senior to the our shares of common stock. As a result, we must make payments on the junior subordinated debentures before any dividends can be paid on our common stock and, in the event of our bankruptcy, dissolution, or liquidation, the holders of the junior subordinated debentures must be satisfied before any distributions can be made to the holders of our common stock. Our ability to pay future distributions depends upon the earnings of CresCom Bank and the related issuance of dividends from CresCom Bank, which may be inadequate to service our debt obligations.

Our board of directors may authorize the issuance of shares of preferred stock that would adversely affect the rights of our common stockholders.

Our authorized capital stock includes 1,000,000 shares of preferred stock of which no preferred shares are issued and outstanding. Our board of directors, in its sole discretion, may designate and issue one or more series of preferred stock from the authorized and unissued shares of preferred stock. Subject to limitations imposed by law or our certificate of incorporation, our board of directors is empowered to determine:

•	the designation of, and the number of, shares constituting each series of preferred stock;
•	the dividend rate for each series;
•	the terms and conditions of any voting, conversion and exchange rights for each series;
•	the amounts payable on each series on redemption or our liquidation, dissolution or winding-up;
•	the provisions of any sinking fund for the redemption or purchase of shares of any series; and
•	the preferences and the relative rights among the series of preferred stock.

S-23

We could issue preferred stock with voting and conversion rights that could adversely affect the voting power of the shares of our common stock and with preferences over the common stock with respect to dividends and in liquidation.

Our securities are not FDIC insured.

Our securities, including our common stock, are not savings or deposit accounts or other obligations of CresCom Bank, are not insured by the Deposit Insurance Fund, the FDIC or any other governmental agency and are subject to investment risk, including the possible loss of principal.

Resales of shares of our common stock in the public market following this offering may cause their market price to fall.

We are issuing shares of our common stock in this offering. This issuance of these new shares of common stock could have the effect of depressing the market price for shares of our common stock.

USE OF PROCEEDS

Assuming the sale of 1,571,429 shares of common stock at a public offering price of $28.00, we estimate that the net proceeds from the sale of our common stock in this offering, after underwriting discounts and estimated expenses, will be approximately $41.5 million. If the underwriters exercise their over-allotment option in full, we estimate that our net proceeds, after underwriting discounts and expenses, will be approximately $47.7 million. In each case, this assumes the deduction of the estimated underwriting discount as well as estimated offering expenses of $350,000.

We intend to use the proceeds of the offering to support organic and acquisitive growth and for general corporate purposes, which may include contributing a portion of the proceeds to CresCom Bank as additional capital.

S-24

CAPITALIZATION

The following table sets forth our unaudited consolidated capitalization as of September 30, 2016. Our capitalization is presented:

•	on an actual basis; and
•	on an as adjusted basis to give effect to the sale of 1,571,429 shares of common stock, based on the public offering price of $28.00 per share, as if the offering had been completed as of September 30, 2016 (assuming the net proceeds of the offering are $41.5 million, after deducting the estimated underwriting discount as well as estimated offering expenses of $350,000, and the underwriter’s over-allotment option is not exercised).

The following information should be read in conjunction with our consolidated financial statements for the year ended December 31, 2015, and the notes thereto, and our “Management’s Discussion and Analysis of Financial Condition and Results of Operation” included in our Annual Report on Form 10-K for the year ended December 31, 2015, and the unaudited consolidated financial statements and the notes thereto, and our “Management’s Discussion and Analysis of Financial Condition and Results of Operation” included in our Quarterly Report on Form 10-Q for the period ended September 30, 2016, incorporated by reference herein.

	September 30, 2016
		As Adjusted for
	Actual	this Offering (1)
Certain Long-term Debt	$15,465	$15,465

Stockholders’ Equity:
Preferred stock, par value $.01; 1,000,000 shares authorized; no shares issued or outstanding	$—	$—

Common stock, par value $.01; 25,000,000 shares authorized; 12,546,220 shares issued and outstanding (actual) and 14,117,649 shares issued and outstanding (as adjusted)	125	139
Additional paid-in capital	65,862	107,298
Retained earnings	93,819	93,819
Accumulated other comprehensive income, net of tax	525	525

Total stockholders’ equity	$160,331	$201,781

Book value per common share (3)	$13.00	$14.51
Tangible book value per common share (3)	$12.35	$13.93

Holding Company Consolidated Capital Ratios: (2)
Tangible common equity (to tangible assets)	9.25%	11.48%
Common equity tier 1 capital (to risk weighted assets)	12.99%	15.94%
Tier 1 capital (to risk weighted assets)	14.26%	17.17%
Total capital (to risk weighted assets)	15.14%	18.02%
Tier 1 capital (to total average assets)	10.39%	12.62%

(1)	Includes 1,571,429 shares of common stock at $28.00 per share, net of the estimated underwriting discount as well as estimated offering expenses of $350,000.
(2)	As adjusted assumes net proceeds from the offering are invested in assets with a 100% risk-weighting.
(3)	Excludes 211,908 nonvested restricted stock awards.

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MARKET FOR COMMON STOCK AND OUR DIVIDEND POLICY

Our common stock is listed on the NASDAQ Capital Market under the trading symbol “CARO”. The following table sets forth the high and low sales price information as reported by NASDAQ for each quarter since January 1, 2015 and for the first quarter of 2017 through January 20, 2017, and the dividends per share declared on our common stock in each quarter of 2015, 2016, and thus far in 2017. All information has been adjusted for any stock splits and stock dividends effected during the periods presented.

The closing sales price for our common stock on January 20, 2017, as reported on the NASDAQ Capital Market, was $29.25 per share. As of January 20, 2017, the most recent date records were available, there were 1,125 stockholders of record of our common stock. As of January 20, 2017, the most recent date records were available, there were 238,180 shares of common stock subject to outstanding options or warrants to purchase, or securities convertible into, shares of our common stock.

	High	Low	Dividends
2017:
First Quarter (through January 20, 2017)	$31.44	$27.30	$0.04

2016:
Fourth Quarter	$31.30	$21.82	$0.04
Third Quarter	22.59	18.17	0.03
Second Quarter	19.55	16.01	0.03
First Quarter	18.85	15.26	0.03

2015:
Fourth Quarter	$18.96	$14.49	$0.03
Third Quarter	17.44	12.57	0.03
Second Quarter	15.33	10.79	0.03
First Quarter	12.08	10.83	0.03

 We are authorized to pay dividends as declared by our board of directors, provided that no such distribution results in our insolvency on a going concern or balance sheet basis. On July 26, 2013, our board of directors approved the initiation of a quarterly cash dividend to our common stockholders. Future dividends will be subject to board approval. As we are a legal entity separate and distinct from CresCom Bank, our principal source of funds with which we can pay dividends to our stockholders is dividends we receive from CresCom Bank. For that reason, our ability to pay dividends is subject to the limitations that apply to CresCom Bank. A South Carolina state bank may not pay dividends from capital. All dividends must be paid out of undivided profits then on hand, after deducting expenses, including reserves for losses and bad debts. Unless otherwise instructed by the South Carolina Board of Financial Institutions, CresCom Bank is generally permitted under South Carolina state banking regulations to pay cash dividends of up to 100% of net income in any calendar year without obtaining the prior approval of the South Carolina Board of Financial Institutions. In addition, under the Federal Deposit Insurance Corporation Improvement Act, CresCom Bank may not pay a dividend if, after paying the dividend, CresCom Bank would be undercapitalized. The Federal Reserve may also prevent the payment of a dividend by CresCom Bank if it determines that the payment would be an unsafe and unsound banking practice.

S-26

DESCRIPTION OF OUR CAPITAL STOCK

Our certificate of incorporation authorizes the issuance of capital stock consisting of 25,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. See “Description of Common Stock” and “Description of Preferred Stock” on pages 28 and 21, respectively, of the accompanying prospectus and the information incorporated by reference therein for additional information regarding our common stock and preferred stock.

Each share of common stock entitles the holder to one vote on all matters submitted to a vote of common stockholders, including the election of directors; provided, however, that any stockholder that beneficially owns, directly or indirectly, in excess of 10% of the then-outstanding shares of our common stock, will not be entitled or permitted to any vote in respect of the shares held in excess of such 10% limit. The number of votes which may be cast by any record owner by virtue of this restriction is equal to the total number of votes which a single record owner of all common stock owned by such person would be entitled to cast, multiplied by a fraction, the numerator of which is the number of shares of such class or series which are both beneficially owned by such person and owned of record by such record owner and the denominator of which is the total number of shares of common stock beneficially owned by such person owning shares in excess of the limit.

The affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, is required to amend or repeal certain provisions of our certificate of incorporation, including those provisions regarding voting shares held in excess of the 10% limit described above, special meetings of stockholders, the election and removal of directors, amendment of our bylaws, business combinations with interested stockholders, indemnification of directors and officers and amendments of our certificate of incorporation.

UNDERWRITING

We are offering the shares of our common stock described in this prospectus supplement through Raymond James & Associates, Inc. (“Raymond James” or the “representative”). Raymond James is acting as sole representative of the several underwriters listed below. We have entered into an Underwriting Agreement with Raymond James, as representative of the underwriters, dated January 20, 2017. Subject to the terms and conditions of the Underwriting Agreement, each of the underwriters has agreed, severally and not jointly, to purchase the number of shares of common stock listed next to its name in the following table.

Underwriters	Number of Shares
Raymond James & Associates, Inc.	942,857
Keefe, Bruyette & Woods, Inc.	471,429
Stephens Inc.	157,143
Total	1,571,429

The underwriting agreement provides that the underwriters’ obligations to purchase the shares of common stock depend on the satisfaction of the conditions contained in the underwriting agreement, including:

•	the representations and warranties made by us to the underwriters are true;

S-27

•	there is no material adverse change in the financial markets; and
•	we deliver customary closing documents and legal opinions to the underwriters.

The underwriters are committed to purchase and pay for all of the shares of common stock being offered by this prospectus, if any such shares of common stock are purchased. However, the underwriters are not obligated to purchase or pay for the shares of common stock covered by the underwriters’ over-allotment option described below, unless and until the underwriters exercise such option.

The shares of common stock are being offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by the underwriters, subject to approval of certain legal matters by counsel for the underwriters and other conditions. The underwriters reserve the right to withdraw, cancel, or modify this offering and to reject orders in whole or in part.

Our common stock is listed on the NASDAQ Capital Market under the symbol “CARO.”

Over-Allotment Option

We have granted the underwriters an option, exercisable no later than 30 days after the date of this prospectus supplement to purchase up to an aggregate of 235,714 additional shares of common stock at the public offering price, less the underwriting discount set forth on the cover page of this prospectus supplement. The underwriters may exercise this option only to cover over- allotments, if any, made in connection with the sale of the shares of our common stock offered by this prospectus supplement. To the extent the option is exercised and the conditions of the underwriting agreement are satisfied, we will be obligated to sell to the underwriters, and the underwriters will be obligated to purchase, these additional shares of common stock.

Commissions and Expenses

The underwriters propose to offer the shares of our common stock directly to the public at the offering price set forth on the cover page of this prospectus supplement and to certain securities dealers at the public offering price, less a concession not in excess of $0.84 per share. We have also agreed to reimburse the underwriters for up to $150,000 of certain fees and expenses incurred by them in connection with this offering. If all of the shares are not sold at the public offering price, the underwriter may change the offering price, concessions and other selling terms.

The following table shows the per share and total underwriting discount that we will pay to the underwriters and the proceeds we will receive before expenses. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Per share	Total Without Over-Allotment Exercise	Total With Over-Allotment Exercise
Public offering price	$28.00	$44,000,012	$50,600,004
Underwriting discounts payable by us	$1.40	$2,200,001	$2,530,000
Proceeds to us (before expenses)	$26.60	$41,800,011	$48,070,004

S-28

Lock-Up Agreements

We, and each of our executive officers and directors, have agreed, for the period beginning on and including the date of this prospectus supplement through and including the date that is 90 days after the date of this prospectus supplement, not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of our common stock or any securities convertible into or exchangeable or exercisable for common stock or file any registration statement under the Securities Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the common stock, whether any such swap or transaction is to be settled by delivery of common stock or other securities, in cash or otherwise. The 90-day restricted period will be automatically extended if (1) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results or become aware that material news or a material event relating to us will occur during the 16-day period beginning on the last day of the 90-day restricted period, in which case the restrictions described above will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

The restrictions described in the preceding paragraph will not apply with respect to (1) the issuance by us of common stock to the underwriters pursuant to the underwriting agreement; or (2) our issuance, exercise or related transfer of shares of our common stock, rights or options to purchase our common stock, granted pursuant to our existing employee benefit plans.

Raymond James may, in its sole discretion and at any time and from time to time, without notice, release all or any portion of the foregoing shares and other securities from the foregoing restrictions.

Indemnity

We have agreed to indemnify the underwriters, and each of the persons who control one of the several underwriters, against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of these liabilities.

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M promulgated under the Exchange Act.

•	Stabilizing transactions permit bids to purchase shares of common stock so long as the stabilizing bids do not exceed a specified maximum.
•	Over-allotment transactions involve sales by the underwriter of shares of common stock in excess of the number of shares the underwriter is obligated to purchase. This creates a syndicate short position that may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriter is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by exercising its over-allotment option and/or purchasing shares in the open market.

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•	Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which it may purchase shares through exercise of the over- allotment option. If the underwriter sells more shares than could be covered by exercise of the over-allotment option and therefore has a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by that syndicate member is purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriter makes any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected in the NASDAQ Capital Market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making

In addition, in connection with this offering the underwriters and selected dealers, if any, who are qualified market makers on the NASDAQ Capital Market may engage in passive market making transactions in our common stock on the NASDAQ Capital Market in accordance with Rule 103 of Regulation M promulgated under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through the completion of the distribution of this offering. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for the security. If all independent bids are lowered below the bid of the passive market maker, however, the bid must then be lowered when purchase limits are exceeded. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when that limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters are not required to engage in passive market making and may end passive market making activities at any time.

Other Considerations

It is expected that delivery of the shares of our common stock will be made against payment therefor on or about the date specified on the cover page of this prospectus supplement. Under Rule 15c6-1 promulgated under the Exchange Act trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.

S-30

Our Relationship with the Underwriters

The underwriters and some of their affiliates have performed and expect to continue to perform financial advisory and investment banking services for us from time to time in the ordinary course of their business, and have received, and may continue to receive, compensation for such services.

At our request, the underwriters have reserved shares of our common stock for sale in a directed share program to our directors, officers, employees and other persons with whom we have a business relationship who have expressed an interest in participating in this offering. We expect these persons to purchase no more than 5% of the common stock offered in this offering. Any reserved shares that are not purchased may be reallocated to other persons for whom such shares are reserved or sold to the general public. The number of shares available for sale to the general public will be reduced to the extent persons purchase these reserved shares. Those purchases will be made on the same terms and conditions as purchasers unrelated to us and the shares under this program will be subject to a 90-day lock-up arrangement.

LEGAL MATTERS

The validity of the common stock will be passed upon for us by Nelson Mullins Riley & Scarborough LLP, Greenville, South Carolina. Bryan Cave LLP, Atlanta, Georgia, will pass upon certain legal matters for the underwriters.

EXPERTS

The financial statements of the Company incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report of Elliott Davis Decosimo, LLC, an independent registered public accounting firm, given on the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read and copy, at prescribed rates, any documents we have filed with the SEC at its Public Reference Room located at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We also file these documents with the SEC electronically. You can access the electronic versions of these filings on the SEC’s internet website found at http://www.sec.gov. You may also obtain free copies of the documents we have filed with the SEC (other than exhibits to such documents unless we specifically incorporate by reference an exhibit in this prospectus) by contacting William A. Gehman, III, Chief Financial Officer, Carolina Financial Corporation, 288 Meeting Street, Charleston, South Carolina 29401. Telephone requests for copies should be directed to (843) 723-7700. Copies may also be obtained from our Internet website at www.haveanicebank.com under the “Investor Relations” tab.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus supplement. This prospectus supplement is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus supplement to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s Public Reference Room in Washington, DC, as well as through the SEC’s internet website.

S-31

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement from the documents listed below that we have previously filed with the SEC (File No. 001-10897). This means that we can disclose important information to you by referring you to another document without restating that information in this prospectus supplement. Any information incorporated by reference into this prospectus supplement is considered to be part of this prospectus supplement from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus supplement will automatically update and, where applicable, supersede, any information contained in this prospectus supplement or incorporated by reference in this prospectus supplement.

We incorporate by reference into this prospectus supplement the following documents or information filed with the SEC (other than, in each case, documents, or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 14, 2016;
•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016, filed with the SEC on May 9, 2016, August 9, 2016 and November 9, 2016, respectively; and
•	Our Current Reports on Form 8-K filed with the SEC on April 22, 2016, May 5, 2016, June 13, 2016, June 16, 2016, July 29, 2016, August 23, 2016, October 19, 2016, November 8, 2016, January 18, 2017, January 19, 2017, and January 20, 2017.

All documents that we file with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus supplement and before the termination of the offering will also be deemed to be incorporated by reference. These additional documents will be deemed to be incorporated by reference, and to be a part of, this prospectus supplement from the date of their filing. These documents include periodic reports such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, and, to the extent they are considered filed, Current Reports on Form 8-K. Information incorporated by reference from later filed documents supersedes information that is included in this prospectus or any applicable prospectus supplement or is incorporated by reference from earlier documents, to the extent that they are inconsistent.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus supplement or the accompanying prospectus. This prospectus supplement is dated January 20, 2017. You should not assume that the information contained in this prospectus supplement is accurate as of any date other than that date.

S-32

PROSPECTUS

$100,000,000

Debt Securities

Preferred Stock

Depositary Shares

Common Stock

Purchase Contracts

Units

Warrants

Rights

We may offer and sell, from time to time, in one or more offerings, any combination of debt and equity securities that we describe in this prospectus. The aggregate amount of the securities offered by us under this prospectus will not exceed $100,000,000. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

Shares of our common stock are traded on the NASDAQ Capital Market under the symbol “CARO”. The closing sale price of our common stock as reported on the NASDAQ Capital Market on December 30, 2016 was $30.79 per share.

We may sell the securities to underwriters or dealers, through agents, or directly to investors, or a combination of these methods. We will set forth the names of any underwriters or agents in the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense in the United States.

These securities are unsecured and are not deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Investing in our securities involves a high degree of risk. See the section “Risk Factors” on page 3 of this prospectus, as well as in any supplements to this prospectus.

___________________

This prospectus is dated January 5, 2017.

TABLE OF CONTENTS

About this Prospectus	1
Incorporation of Certain Information by Reference	2
Risk Factors	3
Special Note Regarding Forward-Looking Statements	4
Prospectus Summary	7
Carolina Financial Corporation	9
Use of Proceeds	10
Plan of Distribution	10
Securities We May Offer	13
Description of Debt Securities	13
Description of Preferred Stock	21
Description of Depositary Shares	24
Description of Common Stock	28
Description of Purchase Contracts	29
Description of Units	30
Description of Warrants	30
Description of Rights	32
Anti-Takeover Effects of Certain Certificate of Incorporation Provisions	34
Validity of Securities	36
Experts	36
Where You Can Find More Information	36

i

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration statement, we may issue and sell to the public, either separately or together, any part or all of the securities described in the registration statement, at any time and from time to time, in one or more public offerings, up to an aggregate amount of $100,000,000 of our debt securities, preferred stock, depositary shares, common stock, purchase contracts, units, warrants, or rights consisting of two or more securities. We may also issue common stock or preferred stock upon conversion, exchange or exercise of any of the securities mentioned above. This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of the securities and the offering. A prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those securities or to us. The supplement also may add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. You should carefully read both this prospectus and any supplement, together with the additional information described under the heading “Where You Can Find More Information” below.

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. That registration statement can be read at the SEC website or at the SEC office mentioned under the heading “Where You Can Find More Information” below.

We may sell the securities (a) through agents; (b) through underwriters or dealers; (c) directly to one or more purchasers; or (d) through a combination of any of these methods of sale. We and our agents reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. See “Plan of Distribution” below. A prospectus supplement (or pricing supplement), which we will provide to you each time we offer securities, will provide the names of any underwriters, dealers, or agents involved in the sale of the securities, and any applicable fee, commission, or discount arrangements with them.

You should rely only on the information contained in this prospectus, any prospectus supplement (or pricing supplement) and the documents we have incorporated by reference. We will disclose any material changes in our affairs in an amendment to this prospectus, a prospectus supplement (or pricing supplement) or a future filing with the SEC incorporated by reference in this prospectus. No person has been authorized to give any information or to make any representations other than those contained or incorporated in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to sell or to buy any securities other than those to which it relates, or an offer or solicitation with respect to those securities to which it relates to any persons in any jurisdiction where such offer or solicitation would be unlawful. The delivery of this prospectus at any time does not imply that the information contained or incorporated herein at its date is correct as of any time subsequent to its date.

Except where the context otherwise requires, the “Company”, “we”, “us” and “our” refer to Carolina Financial Corporation and its consolidated subsidiaries, and the “Bank” refers to our wholly-owned subsidiary bank, CresCom Bank.

1

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information included directly in this prospectus. Any statement contained in this prospectus or a document incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is incorporated by reference in this prospectus modifies or superseded the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of the initial filing of the registration statement on Form S-3, of which this prospectus is a part, and prior to the effectiveness of the registration statement, and any such filings that we make after the date of this prospectus but before the termination of the offering of the securities covered by it, except to the extent that any information contained in such filings is deemed “furnished” in accordance with SEC rules (unless otherwise indicated therein):

•	Our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 14, 2016;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016, and September 30, 2016, filed with the SEC on May 9, 2016, August 9, 2016, and November 9, 2016, respectively; and

•	Our Current Reports on Form 8-K filed with the SEC on April 22, 2016, May 5, 2016, June 13, 2016, June 16, 2016, July 29, 2016, August 23, 2016, October 19, 2016, and November 8, 2016.

We will provide a copy of any and all of the information that is incorporated by reference in this prospectus to any person, including a beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request. Written requests for copies should be directed to Attn: William A. Gehman, III, Chief Financial Officer, Carolina Financial Corporation, 288 Meeting Street, Charleston, South Carolina 29401. Telephone requests for copies should be directed to (843) 723-7700.

We maintain an Internet website at www.haveanicebank.com where the incorporated reports listed above can be accessed. Neither this website nor the information on this website is included or incorporated in, or is a part of, this prospectus.

2

RISK FACTORS

Investing in the securities involves risk. Please see the “Risk Factors” section in the Company’s most recent Annual Report on Form 10-K, along with the disclosure related to the risk factors contained in any of the Company’s subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus, as updated by our future filings with the SEC. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this prospectus and any prospectus supplement. The risks and uncertainties not presently known to the Company or that the Company currently deems immaterial may also impair its business operations, its financial results and the value of the securities. The prospectus supplement applicable to each type or series of securities we offer may contain a discussion of additional risks applicable to an investment in us and the particular type of securities we are offering under that prospectus supplement.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements included in this prospectus, including information incorporated herein by reference, which are not historical in nature are intended to be, and are hereby identified as, forward-looking statements for purposes of the safe harbor provided by Section 21E of the Exchange Act. The words “may,” “will,” “anticipate,” “should,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “may,” and “intend,” as well as other similar words and expressions of the future, are intended to identify forward-looking statements. We caution readers that forward-looking statements are estimates reflecting our judgment based on current information, and are subject to certain risks and uncertainties that could cause actual results to differ materially from anticipated results. Such risks and uncertainties include, among others, the matters described in the “Risk Factors” of this prospectus and the following:

●	our ability to maintain appropriate levels of capital and to comply with our capital ratio requirements;
●	examinations by our regulatory authorities, including the possibility that the regulatory authorities may, among other things, require us to increase our allowance for loan losses or write-down assets or otherwise impose restrictions or conditions on our operations, including, but not limited to, our ability to acquire or be acquired;
●	changes in economic conditions, either nationally or regionally and especially in our primary market areas, resulting in, among other things, a deterioration in credit quality;
●	an increase in interest rates, resulting in a decline in our mortgage production and a decrease in the profitability of our mortgage banking operations;
●	greater than expected losses due to higher credit losses generally and specifically because losses in the sectors of our loan portfolio secured by real estate are greater than expected due to economic factors, including, but not limited to, declining real estate values, increasing interest rates, increasing unemployment, or changes in payment behavior or other factors;
●	greater than expected losses due to higher credit losses because our loans are concentrated by loan type, industry segment, borrower type, or location of the borrower or collateral;
●	changes in the amount of our loan portfolio collateralized by real estate and weaknesses in the South Carolina, southeastern North Carolina and national real estate markets;
●	the rate of delinquencies and amount of loans charged-off;
●	the adequacy of the level of our allowance for loan losses and the amount of loan loss provisions required in future periods;
●	the rate of loan growth in recent or future years;
●	our ability to attract and retain key personnel;
●	our ability to retain our existing customers, including our deposit relationships;

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●	significant increases in competitive pressure in the banking and financial services industries;
●	adverse changes in asset quality and resulting credit risk-related losses and expenses;
●	changes in the interest rate environment which could reduce anticipated or actual margins;
●	changes in political conditions or the legislative or regulatory environment, including, but not limited to, the Dodd-Frank Act and regulations adopted thereunder, changes in federal or state tax laws or interpretations thereof by taxing authorities and other governmental initiatives affecting the banking and financial service industries;
●	changes occurring in business conditions and inflation;
●	increased funding costs due to market illiquidity, increased competition for funding, or increased regulatory requirements with regard to funding;
●	our business continuity plans or data security systems could prove to be inadequate, resulting in a material interruption in, or disruption to, business and a negative impact on results of operations;
●	changes in deposit flows;
●	changes in technology;
●	changes in monetary and tax policies;
●	changes in accounting policies, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board and the Financial Accounting Standards Board;
●	loss of consumer confidence and economic disruptions resulting from terrorist activities or other military actions;
●	our expectations regarding our operating revenues, expenses, effective tax rates and other results of operations;
●	a general decline in the real estate and lending markets;
●	our anticipated capital expenditures and our estimates regarding our capital requirements;
●	our liquidity and working capital requirements;
●	competitive pressures among depository and other financial institutions;
●	the adequacy of the level of our allowance for loan losses and the amount of loan loss provisions required in future periods;
●	the growth rates of the markets in which we compete;

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●	our anticipated strategies for growth and sources of new operating revenues;
●	our current and future products, services, applications and functionality and plans to promote them;
●	anticipated trends and challenges in our business and in the markets in which we operate;
●	the evolution of technology affecting our products, services and markets;
●	our ability to retain and hire necessary employees and to staff our operations appropriately;
●	management compensation and the methodology for its determination;
●	our ability to compete in our industry and innovation by our competitors;
●	increased cybersecurity risk, including potential business disruptions or financial losses;
●	acquisition integration risks, including potential deposit attrition, higher than expected costs, customer loss and business disruption, including, without limitation, potential difficulties in maintaining relationships with key personnel and other integration related-matters, and the inability to identify and successfully negotiate and complete additional combinations with potential merger or acquisition partners or to successfully integrate such businesses into the Company, including the ability to realize the benefits and cost savings from, and limit any unexpected liabilities associated with, any such business combinations;
●	our ability to stay abreast of new or modified laws and regulations that currently apply or become applicable to our business; and
●	estimates and estimate methodologies used in preparing our consolidated financial statements and determining option exercise prices.

Some of the factors that could cause actual results to differ from those expressed or implied in forward-looking statements are incorporated by reference under “Risk Factors” in this prospectus and may be described in any prospectus supplement and in the “Risk Factors” and other sections of the documents that we incorporate by reference into this prospectus, including our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q and in our other reports filed with the SEC. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those anticipated. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on our forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no duty to update any forward-looking statement.

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PROSPECTUS SUMMARY

Under the shelf registration statement of which this prospectus is a part, we may sell up to $100,000,000 of securities, consisting of one or any combination or combinations of securities, described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. This prospectus describes the securities that may be offered. We may offer any of the following securities or any combination of these securities from time to time:

•	debt securities;

•	preferred stock;

•	depositary shares;

•	common stock;

•	purchase contracts;

•	units;

•	warrants; and

•	rights.

This prospectus, including the following summary, describes the general terms that may apply to the securities. The specific terms of any particular securities that we may offer will be described in a separate supplement to this prospectus.

Debt Securities

We may offer several different types of debt securities. For any particular debt securities we offer, the applicable prospectus supplement will describe the terms of the debt securities, and will include for each series of debt securities, the initial public offering price, designation, priority, aggregate principal amount (including whether determined by reference to an index), currency, denomination, premium, maturity, interest rate (including whether fixed, floating or otherwise), time of payment of any interest, any terms for mandatory or optional redemption and other terms. We will issue senior and subordinated debt under separate indentures to be entered into by and between us and a bank or trust company, or other qualified trustee, that we select to act as trustee. Debt securities may be convertible into shares of our common stock or preferred stock, as described in a prospectus supplement.

Preferred Stock and Depositary Shares

We may offer preferred stock in one or more series. The applicable prospectus supplement will describe for each offer of preferred stock the specific designation of the series offered; the aggregate number of shares offered; the rate and periods, or manner of calculating the rate and periods, for dividends, if any; the stated value and liquidation preference amount, if any; the redemption, liquidation and voting rights, if any; and any other specific terms. We may also offer depositary shares, each of which would represent an interest in a fractional share of preferred stock. We will issue the depositary shares under one or more deposit agreements to be entered into between us and one or more depositaries.

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Common Stock

We may also offer shares of our common stock and the applicable prospectus supplement will describe the terms of any such offer.

Purchase Contracts

We also may issue purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to holders, a fixed or varying number of shares of common stock, preferred stock, depositary shares or debt securities at a future date or dates. The consideration per share of common stock, preferred stock, depositary shares or debt securities may be fixed at the time that purchase contracts are issued or may be determined by reference to a specific formula set forth in the purchase contracts. Any purchase contract may include anti-dilution provisions to adjust the number of shares issuable pursuant to such purchase contract upon the occurrence of certain events.

The purchase contracts may be issued separately or as a part of units with one or more other securities. These contracts, and the holders’ obligations to purchase shares of our common stock, preferred stock, depositary shares or debt securities under the purchase contracts may be secured by cash, certificates of deposit, U.S. government securities that will mature prior to or simultaneously with, the maturity of the purchase contract, standby letters of credit from an affiliated U.S. bank that is FDIC-insured or other collateral satisfactory to the Federal Reserve. The purchase contracts may require us to make periodic payments to holders of the purchase units, or vice versa, and such payments may be unsecured or prefunded and may be paid on a current or on a deferred basis.

Any one or more of the above securities, common stock or the purchase contracts or other collateral may be pledged as security for the holders’ obligations to purchase or sell, as the case may be, the common stock, preferred stock, depositary shares or debt securities under the purchase contracts.

Units

We also may offer two or more of the securities described in this prospectus in the form of a “unit,” including pursuant to a unit agreement. The unit may be transferable only as a whole, or the securities comprising a unit may, as described in the prospectus supplement, be separated and transferred by the holder separately. There may or may not be an active market for units or the underlying securities, and not all the securities comprising a unit may be listed or traded on a securities exchange or market.

Warrants

We may offer warrants to purchase our senior debt securities, subordinated debt securities, preferred stock, depositary shares, common stock or any combination of these securities, either independently or together with any other securities. For any particular warrants we offer, the applicable prospectus supplement will describe:

•	the underlying securities;

•	the expiration date;

•	the exercise price or the manner of determining the exercise price;

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•	the amount and kind, or the manner of determining the amount and kind, of securities to be delivered upon exercise;

•	the date after which the warrants are separately transferable;

•	any provisions for adjustments in the exercise price or the number of securities issuable upon exercise of the warrants; and

•	any other specific terms.

We may issue the warrants under one or more warrant agreements between us and one or more warrant agents. The warrant agents will act solely as our agents in connection with the warrants and will not assume any obligation or relationship of agency for or on behalf of holders or beneficial owners of warrants.

Rights

We may offer rights to our existing stockholders to purchase additional shares of our common stock or any series of our preferred stock. For any particular subscription rights, the applicable prospectus supplement will describe the terms of such rights, including the period during which such rights may be exercised, the manner of exercising such rights, the transferability of such rights and the number of shares of common stock or preferred stock that may be purchased in connection with each right and the subscription price for the purchase of such common stock or preferred stock. In connection with a rights offering, we may enter into a separate agreement with one or more underwriters or standby purchasers to purchase any shares of our common stock or preferred stock not subscribed for in the rights offering by existing stockholders, which will be described in the applicable prospectus supplement.

Listing

If any securities are to be listed or quoted on a securities exchange or quotation system, the applicable prospectus supplement will so indicate. Our common stock is listed on the NASDAQ Capital Market and trades under the symbol “CARO”.

CAROLINA FINANCIAL CORPORATION

Carolina Financial Corporation is a Delaware corporation that was organized in February 1996 to serve as a bank holding company. It operates principally through CresCom Bank, a South Carolina state-chartered bank. CresCom Bank operates two wholly-owned subsidiaries, Crescent Mortgage Company and Carolina Services Corporation of Charleston.

We offer a variety of traditional community banking services to individuals and businesses. Our product line includes loans to small and medium-sized businesses, residential and commercial construction and development loans, commercial real estate loans, residential mortgage loans, residential lot loans, home equity loans, consumer loans and a variety of commercial and consumer demand, savings and time deposit products. We also offer online and bill payment services, wire transfer services, safe deposit box rentals, debit card and ATM card services, and the availability of a network of ATMs for our customers.

Crescent Mortgage Company, acquired by us in 2003, was founded in February 1993 as a wholesale and correspondent mortgage lender for community banks in the Southeastern United States. Today, Crescent Mortgage Company lends in 45 states and has partnered with more than 2,000 community banks, credit unions, and mortgage brokers. Crescent Mortgage Company is based in Atlanta, Georgia.

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The Bank is also the holding company for Carolina Services Corporation of Charleston, a Delaware financial services company incorporated in 2002 to provide financial processing services to, and otherwise support the operations of, the Bank and Crescent Mortgage Company.

In December 2002 and October 2003, respectively, the Company formed Carolina Financial Capital Trust I and Carolina Financial Capital Trust II, which are special purpose subsidiaries organized in Delaware for the sole purpose of issuing an aggregate of $15 million of trust preferred securities.

On December 12, 2014, the Bank purchased 13 branches from First Community Bank located in South Carolina and southeastern North Carolina. In the transaction, the Bank acquired approximately $215.1 million of deposits, approximately $70.9 million of performing loans, and the bank facilities and certain other assets of the acquired branches.

On June 11, 2016, the Company completed its acquisition of Congaree Bancshares, Inc. (“Congaree”), the holding company for Congaree State Bank, pursuant to the Agreement and Plan of Merger, dated as of January 5, 2016. Under the terms of the merger agreement, each share of Congaree common stock was converted into the right to receive $8.10 in cash or 0.4806 shares of the Company’s common stock, or a combination thereof, subject to certain limitations.

On November 8, 2016, the Company announced the signing of a definitive agreement pursuant to which Carolina Financial Corporation will acquire Greer Bancshares Incorporated (“Greer”) in a cash and stock transaction with a total current value of approximately $45.1 million. Subject to the terms and conditions of the agreement, each share of Greer common stock will be converted into the right to receive one of the following: (i) $18.00 in cash, (ii) 0.782 shares of Company common stock, or (iii) a combination of cash and Company common stock, subject to the limitation that, excluding any dissenting shares, the total merger consideration shall be prorated to 10% cash consideration and 90% stock consideration. The transaction is anticipated to close by the end of the first quarter of 2017, subject to customary closing conditions.

Our main office is located at 288 Meeting Street, Charleston, South Carolina 29401.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, we currently intend to use the net proceeds from the sale of the securities offered under this prospectus for general corporate purposes. General corporate purposes may include repayment of debt or the interest payment thereon, capital expenditures, possible acquisitions, investments, and any other purposes that we may specify in any prospectus supplement. We may invest the net proceeds temporarily until we use them for their stated purpose. We cannot predict whether the proceeds invested will yield a favorable return.

PLAN OF DISTRIBUTION

We may sell securities offered under this prospectus:

•	through underwriters or dealers;

•	through agents;

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•	directly to one or more purchasers; or

•	through a combination of any of these methods for sale.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time, or at negotiated prices. For each type and series of securities offered, the applicable prospectus supplement will set forth the terms of the offering, including, without limitation:

•	the names of any underwriters, dealers or agents;

•	the purchase price of the securities;

•	the use of proceeds to us from the sale of the securities;

•	any underwriting discounts, agency fees, or other compensation payable to underwriters or agents;

•	any discounts or concessions allowed or re-allowed or repaid to dealers; and

•	the securities exchanges on which the securities will be listed, if any.

If underwriters are used in an offering, we will execute an underwriting agreement with such underwriters and will specify the name of each underwriter and the terms of the transaction (including any underwriting discounts and other terms constituting compensation of the underwriters and any dealers) in a prospectus supplement. If we use underwriters in any sale of securities offered under this prospectus, the underwriters will buy the securities for their own account. The underwriters may then resell the securities in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale or thereafter. The underwriters may sell the securities directly or through underwriting syndicates managed by managing underwriters. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if they purchase any securities. The offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. In connection with an offering, underwriters and their affiliates may engage in transactions to stabilize, maintain or otherwise affect the market price of the securities in accordance with applicable law.

Underwriters or agents may make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at-the-market” offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on the NASDAQ Capital Market, the existing trading market for our common stock, or sales made to or through a market maker other than on an exchange.

If we use dealers in any sale of securities offered under this prospectus, the securities will be sold to such dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale. If agents are used in any sale of securities offered under this prospectus, they will generally use their reasonable best efforts to solicit purchases for the period of their appointment. If securities offered under this prospectus are sold directly, no underwriters, dealers or agents would be involved. We are not making an offer of securities in any state that does not permit such an offer.

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Underwriters, dealers and agents that participate in any distribution of securities may be deemed to be underwriters as defined in the Securities Act. Any discounts, commissions or profit they receive when they resell the securities may be treated as underwriting discounts and commissions under the Securities Act. We expect that any agreements we may enter into with underwriters, dealers and agents will include provisions indemnifying them against certain civil liabilities, including certain liabilities under the Securities Act, or providing for contributions with respect to payments that they may be required to make.

We may authorize underwriters, dealers or agents to solicit offers from certain institutions whereby the institution contractually agrees to purchase the securities offered under this prospectus from us on a future date at a specific price. This type of contract may be made only with institutions that we specifically approve. Such institutions could include banks, insurance companies, pension funds, investment companies and educational and charitable institutions. The underwriters, dealers or agents will not be responsible for the validity or performance of these contracts.

Sales of securities offered under this prospectus also may be effected by us from time to time in one or more types of transactions (which may, without limitation, include block transactions, special offerings, exchange distributions, secondary distributions, purchases by a broker or dealer, or other direct sales by us to one or more purchasers) on the NASDAQ Capital Market or any other national securities exchange or automated trading and quotation system on which our common stock or other securities are listed, in the over-the-counter market, in transactions otherwise than on such exchanges and systems or the over-the-counter market, including negotiated transactions, through options transactions relating to the shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, at negotiated prices or at fixed prices. Such transactions may or may not involve brokers or dealers. Any shares of our common stock offered under this prospectus will be listed on the NASDAQ Capital Market, subject to notice of issuance.

Each issue of a new series of debt securities, preferred stock, depositary shares, purchase contracts, units, warrants and rights will be a new issue of securities with no established trading market, except as indicated in the applicable prospectus supplement. It has not been established whether the underwriters, if any, of the securities offered under this prospectus will make a market in these securities. If a market in any series of debt securities, preferred stock, depositary shares, purchase contracts, units, warrants and rights is made by any such underwriters, such market-making may be discontinued at any time without notice. We can give no assurance as to the liquidity of the trading market of these securities.

In order to facilitate the offering of any of the securities offered under this prospectus, the underwriters with respect to any such offering may, as described in the prospectus supplement, engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on these securities. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in these securities for their own accounts. In addition, to cover over-allotments or to stabilize the price of these securities or of any other securities, the underwriters may bid for, and purchase, these securities or any other securities in the open market. Finally, in any offering of the securities offered under this prospectus through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing these securities in the offering, if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of these securities above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time, all as described in the applicable prospectus supplement.

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If so indicated in the applicable prospectus supplement, one or more firms, which we refer to as “remarketing firms,” acting as principals for their own accounts or as agents for us, may offer and sell the securities offered under this prospectus as part of a remarketing upon their purchase, in accordance with their terms. We will identify any remarketing firm, the terms of its agreement, if any, with us and its compensation in the applicable prospectus supplement.

Remarketing firms, agents, underwriters and dealers may be entitled under agreements with us to indemnification by or contribution from us against some civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

Any person participating in the distribution of securities will be subject to applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including without limitation, Regulation M, which may limit the timing of transactions involving the securities offered under this prospectus. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of such securities to engage in market-making activities with respect to the particular securities being distributed. All of the above may affect the marketability of the securities offered under this prospectus and the ability of any person or entity to engage in market-making activities with respect to such securities.

Under the securities law of various states, the securities offered under this prospectus may be sold in those states only through registered or licensed brokers or dealers. In addition, in various states the securities offered under this prospectus may not be offered and sold unless such state securities have been registered or qualified for sale in the state or an exemption from such registration or qualification is available and is complied with.

SECURITIES WE MAY OFFER

This prospectus contains summary descriptions of the debt securities, the preferred stock, the depositary shares, the common stock, the purchase contracts, the units, the warrants, and the rights that we may offer from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the accompanying prospectus supplement and other offering material. The accompanying prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus.

DESCRIPTION OF DEBT SECURITIES

We may issue senior debt securities or subordinated debt securities. The senior debt securities and the subordinated debt securities will be issued under separate indentures to be entered into between us and a bank or trust company, or other trustee that is qualified to act under the Trust Indenture Act of 1939, which we select to act as trustee. A copy of the form of each indenture has been filed as an exhibit to the registration statement of which this prospectus forms a part. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture. The indentures may be modified by one or more supplemental indentures, which we will incorporate by reference as an exhibit to the registration statement of which this prospectus is a part.

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The following description and any description in a prospectus supplement is a summary only and is subject to, and qualified in its entirety by reference to the terms and provisions of the indentures and any supplemental indentures that we file with the SEC in connection with an issuance of any series of debt securities. You should read all of the provisions of the indentures, including the definitions of certain terms, as well as any supplemental indentures that we file with the SEC in connection with the issuance of any series of debt securities. These summaries set forth certain general terms and provisions of the securities to which any prospectus supplement may relate. The specific terms and provisions of a series of debt securities and the extent to which the general terms and provisions may also apply to a particular series of debt securities will be described in the applicable prospectus supplement.

Since we are a holding company, our right, and accordingly, the right of our creditors and stockholders, including the holders of the securities offered by this prospectus and any prospectus supplement, to participate in any distribution of assets of any of our subsidiaries upon its liquidation, reorganization or similar proceeding is subject to the prior claims of creditors of that subsidiary, except to the extent that our claims as a creditor of the subsidiary may be recognized.

Terms of the Securities

Unless otherwise described in a prospectus supplement, the following general terms and provisions will apply to the debt securities. The securities will be not be secured by any of our assets. Neither the indentures nor the securities will limit or otherwise restrict the amounts of other indebtedness which we may incur, or the amount of other securities that we may issue. Although the total amount of debt securities we may offer under this prospectus will be limited to $100,000,000 in aggregate principal amount, the indentures do not limit the principal amount of any particular series of securities. All of the securities issued under each of the indentures will rank equally and ratably with any additional securities issued under the same indenture. The subordinated debt securities will be subordinated as described below under “Subordination.”

Each prospectus supplement will specify the particular terms of the securities offered. These terms may include:

•	the title of the securities;

•	any limit on the aggregate principal amount of the securities;

•	the priority of payments on the securities;

•	the issue price or prices (which may be expressed as a percentage of the aggregate principal amount) of the securities;

•	the date or dates, or the method of determining the dates, on which the securities will mature;

•	the interest rate or rates of the securities, or the method of determining those rates;

•	the interest payment dates, the dates on which payment of any interest will begin and the regular record dates;

•	whether the securities will be issuable in temporary or permanent global form and, if so, the identity of the depositary for such global security, or the manner in which any interest payable on a temporary or permanent global security will be paid;

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•	any terms relating to the conversion of the securities into our common stock or preferred stock or other securities offered hereby, including, without limitation, the time and place at which such securities may be converted, the conversion price and any adjustments to the conversion price and any other provisions that may applicable;

•	any covenants that may restrict our ability to create, assume or guarantee indebtedness for borrowed money that is secured by a pledge, lien or other encumbrance, that condition or restrict our ability to merge or consolidate with any other person or to sell, lease or convey all or substantially all of our assets to any other person or that otherwise impose restrictions or requirements on us;

•	any sinking fund or similar provisions applicable to the securities;

•	any mandatory or optional redemption provisions applicable to the securities;

•	the denomination or denominations in which securities are authorized to be issued;

•	whether any of the securities will be issued in bearer form and, if so, any limitations on issuance of such bearer securities (including exchanges for registered securities of the same series);

•	information with respect to book-entry procedures;

•	whether any of the securities will be issued as original issue discount securities;

•	each office or agency where securities may be presented for registration of transfer, exchange or conversion;

•	the method of determining the amount of any payments on the securities which are linked to an index;

•	if other than U.S. dollars, the currency or currencies in which payments on the securities will be payable, and whether the holder may elect payment to be made in a different currency;

•	if other than the trustee, the identity of the registrar and/or paying agent;

•	any defeasance of certain obligations by us pertaining to the series of securities; and

•	any other specific terms of the securities, which terms may modify or delete any provision of the applicable indenture insofar as it applies to the securities offered; provided, that no terms of the indentures may be modified or deleted if they are required under the Trust Indenture Act of 1939 and that any modification or deletion of the rights, duties or immunities of an indenture trustee shall have been consented to in writing by the trustee.

Some of our debt securities may be issued as original issue discount securities. Original issue discount securities bear no interest or bear interest at below-market rates and will be sold at a discount below their stated principal amount. The prospectus supplement will also contain any special tax, accounting or other information relating to original issue discount securities or relating to certain other kinds of securities that may be offered, including securities linked to an index.

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Acceleration of Maturity

If an event of default in connection with any outstanding series of securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding securities of that series may declare the principal amount due and payable immediately. If the securities of that series are original issue discount securities, the holders of at least 25% in principal amount of those securities may declare the portion of the principal amount specified in the terms of that series of securities to be due and payable immediately. In either case, a written notice may be given to us, and to the trustee, if notice is given by the holders instead of the trustee. Subject to certain conditions, the declaration of acceleration may be revoked, and past defaults (except uncured payment defaults and certain other specified defaults) may be waived, by the holders of not less than a majority of the principal amount of securities of that series.

You should refer to the prospectus supplement relating to each series of securities for the particular provisions relating to acceleration of the maturity upon the occurrence and continuation of an event of default.

Registration and Transfer

Unless otherwise indicated in the applicable prospectus supplement, each series of the offered securities will be issued in registered form only, without coupons. The indentures will also allow us to issue the securities in bearer form only, or in both registered and bearer form. Any securities issued in bearer form will have interest coupons attached, unless they are issued as zero coupon securities. Securities in bearer form will not be offered, sold, resold or delivered in connection with their original issuance in the United States or to any United States person other than to offices of certain United States financial institutions located outside the United States.

Unless otherwise indicated in the applicable prospectus supplement, the senior debt securities and subordinated debt securities we are offering will be issued in denominations of $1,000 or an integral multiple of $1,000. No service charge will be made for any transfer or exchange of the securities, but we may require payment of an amount sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

Payment and Paying Agent

We will pay principal, interest and any premium on fully registered securities in the designated currency or currency unit at the office of a designated paying agent. At our option, payment of interest on fully registered securities may also be made by check mailed to the persons in whose names the securities are registered on the days specified in the indentures or any prospectus supplement.

We will pay principal, interest and any premium on bearer securities in the designated currency or currency unit at the office of a designated paying agent or agents outside of the United States. Payments will be made at the offices of the paying agent in the United States only if the designated currency is U.S. dollars and payment outside of the United States is illegal or effectively precluded. If any amount payable on a security or coupon remains unclaimed at the end of two years after such amount became due and payable, the paying agent will release any unclaimed amounts, and the holder of the security or coupon will look only to us for payment.

The designated paying agent in the United States for the securities we are offering is provided in the indentures that are or will be deemed incorporated by reference into this prospectus.

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Global Securities

The securities of a series may be issued in whole or in part in the form of one or more global certificates (“Global Securities”) that will be deposited with a depositary that we will identify in a prospectus supplement. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. All Global Securities in bearer form will be deposited with a depositary outside the United States. Unless and until it is exchanged in whole or in part for individual certificates evidencing securities in definitive form represented thereby, a Global Security may not be transferred except as a whole by the depositary to a nominee of that depositary or by a nominee of that depositary to a depositary or another nominee of that depositary.

The specific terms of the depositary arrangements for each series of securities will be described in the applicable prospectus supplement.

Modification and Waiver

Each indenture provides that modifications and amendments may be made by us and the trustee with the consent of the holders of a majority in principal amount of the outstanding securities of each series affected by the amendment or modification. However, no modification or amendment may, without the consent of each holder affected:

•	change the stated maturity date of the security;

•	reduce the principal amount, any rate of interest, or any additional amounts in respect of any security, or reduce the amount of any premium payable upon the redemption of any security;

•	change the time or place of payment, currency or currencies in which any security or any premium or interest thereon is payable;

•	impair the holders’ rights to institute suit for the enforcement of any payment on or after the stated maturity date of any security, or in the case of redemption, on or after the redemption date;

•	reduce the percentage in principal amount of securities required to consent to any modification, amendment or waiver under the indenture;

•	modify, except under limited circumstances, any provision of the applicable indenture relating to modification and amendment of the indenture, waiver of compliance with conditions and defaults thereunder or the right of a majority of holders to take action under the applicable indenture;

•	adversely affect any rights of conversion;

•	in the case of the subordinated indenture, alter the provisions regarding subordination of the subordinated debt securities in any way that would be adverse to the holders of those securities;

•	reduce the principal amount of original issue discount securities which could be declared due and payable upon an acceleration of their maturity; or

•	change our obligation to pay any additional amounts.

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The holders of a majority in principal amount of the outstanding securities of any series may waive compliance by us and the trustee with certain provisions of the applicable indenture. The holders of a majority in principal amount of the outstanding securities of any series may waive any past default under the applicable indenture with respect to that series, except a default in the payment of the principal, or any premium, interest, or additional amounts payable on a security of that series or in respect of a covenant or provision which under the terms of the applicable indenture cannot be modified or amended, without the consent of each affected holder.

With the trustee, we may modify and amend any indenture without the consent of any holder for any of the following purposes:

•	to name a successor entity to us;

•	to add to our covenants for the benefit of the holders of all or any series of securities;

•	to add to the events of default;

•	to add to, delete from or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of securities, as set forth in the applicable indenture;

•	to establish the form or terms of securities of any series and any related coupons;

•	to provide for the acceptance of appointment by a successor trustee;

•	to make provision for the conversion rights of the holders of the securities in certain events;

•	to cure any ambiguity, defect or inconsistency in the applicable indenture, provided that such action is not inconsistent with the provisions of that indenture and does not adversely affect the interests of the applicable holders;

•	to modify, eliminate or add to the provisions of any indenture to conform our or the trustee’s obligations under the applicable indenture to the Trust Indenture Act; or

•	to make any other changes that apply only to debt securities to be issued thereafter.

Calculation of Outstanding Debt Securities

To calculate whether the holders of a sufficient principal amount of the outstanding securities have given any request, demand, authorization, direction, notice, consent or waiver under any indenture:

•	In the case of original issue discount securities, the principal amount that may be included in the calculation is the amount of principal that would be declared to be due and payable upon a declaration of acceleration according to the terms of that original issue discount security as of the date of the calculation.

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•	Any securities owned by us, or owned by any other obligor of the securities or any affiliate of ours or any other obligor, should be disregarded and deemed not to be outstanding for purposes of the calculation.

Additional Provisions

Other than the duty to act with the required standard of care during an event of default, the trustee is not obligated to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders of the securities, unless the holders have offered the trustee reasonable indemnification. Each indenture provides that the holders of a majority in principal amount of outstanding securities of any series may, in certain circumstances, direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee.

No holder of a security of any series will have the right to institute any proceeding for any remedy under the applicable indenture, unless:

•	the holder has provided the trustee with written notice of a continuing event of default regarding the holder’s series of securities;

•	the holders of at least 25% in principal amount of the outstanding securities of a series have made a written request, and offered indemnity satisfactory to the trustee, to the trustee to institute a proceeding for remedy;

•	the trustee has failed to institute the proceeding within 60 days after its receipt of such notice, request and offer of indemnity; and

•	the trustee has not received a direction during such 60 day period inconsistent with such request from the holders of a majority in principal amount of the outstanding securities of that series.

However, the holder of any security will have an absolute and unconditional right to receive payment of the principal, any premium, any interest or any additional amounts in respect of such security on or after the date expressed in such security and to institute suit for the enforcement of any such payment. We are required to file annually with the trustee a certificate of no default, or specifying any default that exists.

Transactions with the Trustee

We and our subsidiaries may maintain deposit accounts and conduct various banking and other transactions with an indenture trustee. The trustee and its subsidiaries may maintain deposit accounts and conduct various banking transactions with us and our subsidiaries.

Conversion Rights

The applicable prospectus supplement relating to any convertible debt securities will describe the terms on which those securities are convertible.

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Events of Default

The following will be events of default under the senior indenture with respect to the senior debt securities of a series:

•	failure to pay any interest or any additional amounts on any senior debt security of that series when due, and continuance of such default for 30 days;

•	failure to pay principal of, or any premium on, any senior debt security of that series when due;

•	failure to deposit any sinking fund payment for a senior debt security of that series when due;

•	failure to perform any of our other covenants or warranties in the senior indenture or senior debt securities (other than a covenant or warranty included in that indenture solely for the benefit of a different series of senior debt securities), which has continued for 90 days after written notice as provided in the senior indenture;

•	acceleration of indebtedness in a principal amount specified in a supplemental indenture for money borrowed by us under the senior indenture, and the acceleration is not annulled, or the indebtedness is not discharged, within a specified period after written notice is given according to the senior indenture;

•	certain events in bankruptcy, insolvency or reorganization of us or CresCom Bank; and

•	any other event of default regarding that series of senior debt securities.

Unless otherwise described in the prospectus supplement applicable to a particular series of subordinated debt securities, events of default under the subordinated indenture are limited to certain events of bankruptcy, insolvency or reorganization of us or CresCom Bank.

There is no right of acceleration of the payment of principal of a series of subordinated debt securities upon a default in the payment of principal or interest, nor upon a default in the performance of any covenant or agreement in the subordinated debt securities of a particular series or in the applicable indenture. In the event of a default in the payment of interest or principal, the holders of senior debt will be entitled to be paid in full before any payment can be made to holders of subordinated debt securities. However, a holder of a subordinated debt security (or the trustee under the applicable indenture on behalf of all of the holders of the affected series) may, subject to certain limitations and conditions, seek to enforce overdue payments of interest or principal on the subordinated debt securities.

Subordination

The senior debt securities will be unsecured and will rank equally among themselves and with all of our other unsecured and non-subordinated debt, if any.

The subordinated debt securities will be unsecured and will be subordinate and junior in right of payment, to the extent and in the manner set forth below, to the prior payment in full of all of the Company’s senior debt, as more fully described in the applicable prospectus supplement.

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If any of the following circumstances has occurred, payment in full of all principal, premium, if any, and interest must be made or provided for with respect to all outstanding senior debt before we can make any payment or distribution of principal, premium, if any, any additional amounts or interest on the subordinated debt securities:

•	any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding relating to us or to our property has been commenced;

•	any voluntary or involuntary liquidation, dissolution or other winding up relating to us has been commenced, whether or not such event involves our insolvency or bankruptcy;

•	any of our subordinated debt security of any series is declared or otherwise becomes due and payable before its maturity date because of any event of default under the subordinated indenture, provided that such declaration has not been rescinded or annulled as provided in the subordinated indenture; or

•	any default with respect to senior debt which permits its holders to accelerate the maturity of the senior debt has occurred and is continuing, and either (a) notice of such default has been given to us and to the trustee and judicial proceedings are commenced in respect of such default within 180 days after notice in the case of a default in the payment of principal or interest, or within 90 days after notice in the case of any other default, or (b) any judicial proceeding is pending with respect to any such default.

DESCRIPTION OF PREFERRED STOCK

For purposes of this section, the terms “we,” “our” and “us” refer only to Carolina Financial Corporation and not to its subsidiaries.

The following outlines the general provisions of the shares of preferred stock, par value $0.01 per share, which we may offer from time to time. The specific terms of a series of preferred stock will be described in the applicable prospectus supplement relating to that series of preferred stock. The following description of the preferred stock and any description of preferred stock in a prospectus supplement is only a summary and is subject to and qualified in its entirety by reference to the certificate of amendment to our certificate of incorporation relating to the particular series of preferred stock, a copy of which we will file with the SEC in connection with the sale of any series of preferred stock.

General

Under our certificate of incorporation, our board of directors is authorized, without shareholder approval, to adopt resolutions providing for the issuance of up to 1,000,000 shares of preferred stock, par value $0.01 per share, in one or more series. As of the date of this prospectus, no shares of our preferred stock are issued and outstanding.

Our board of directors may fix the voting powers, designations, preferences, rights, qualifications, limitations and restrictions of each series of preferred stock that we may offer.

In addition, as described under “Description of Depositary Shares,” we may, instead of offering full shares of any series of preferred stock, offer depositary shares evidenced by depositary receipts, each representing a fraction of a share of the particular series of preferred stock issued and deposited with a depositary. The fraction of a share of preferred stock which each depositary share represents will be set forth in the prospectus supplement relating to such depositary shares.

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The prospectus supplement relating to a particular series of preferred stock will contain a description of the specific terms of that series, including, as applicable:

•	the title, designation, number of shares and stated or liquidation value of the preferred stock;

•	the dividend amount or rate or method of calculation, the payment dates for dividends and the place or places where the dividends will be paid, whether dividends will be cumulative or noncumulative, and, if cumulative, the dates from which dividends will begin to accrue;

•	any conversion or exchange rights;

•	whether the preferred stock will be subject to redemption and the redemption price and other terms and conditions relative to the redemption rights;

•	any liquidation rights;

•	any sinking fund provisions;

•	any voting rights;

•	the exchange or market, if any, where the preferred stock will be listed or traded; and

•	any other rights, preferences, privileges, limitations and restrictions that are not inconsistent with the terms of the our certificate of incorporation.

Upon the issuance and payment for shares of preferred stock, the shares will be fully paid and nonassessable. Except as otherwise may be specified in the prospectus supplement relating to a particular series of preferred stock, holders of preferred stock will not have any preemptive or subscription rights to acquire any class or series of our capital stock and each series of preferred stock will rank on a parity in all respects with each other series of our preferred stock and prior to our common stock as to dividends and any distribution of our assets.

The authorization of the preferred stock could have the effect of making it more difficult or time consuming for a third party to acquire a majority of our outstanding voting stock or otherwise effect a change of control. Shares of the preferred stock may also be sold to third parties that indicate that they would support the board of directors in opposing a hostile takeover bid. The availability of the preferred stock could have the effect of delaying a change of control and of increasing the consideration ultimately paid to our stockholders. The board of directors may authorize the issuance of preferred stock for capital-raising activities, acquisitions, joint ventures or other corporate purposes that have the effect of making an acquisition of the Company more difficult or costly, as could also be the case if the board of directors were to issue additional common stock for such purposes. See “Anti-Takeover Effects of Certain Certificate of Incorporation Provisions.”

Redemption

If so specified in the applicable prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at our option, and may be mandatorily redeemable or convertible. Restrictions, if any, on the repurchase or redemption by us of any series of our preferred stock will be described in the applicable prospectus supplement relating to that series. Generally, any redemption of our preferred stock will be subject to prior Federal Reserve approval. Any partial redemption of a series of preferred stock would be made in the manner described in the applicable prospectus supplement relating to that series.

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Upon the redemption date of shares of preferred stock called for redemption or upon our earlier call and deposit of the redemption price, all rights of holders of the preferred stock called for redemption will terminate, except for the right to receive the redemption price.

Dividends

Holders of each series of preferred stock will be entitled to receive cash dividends only when, as and if declared by our board of directors out of funds legally available for dividends. The rates or amounts and dates of payment of dividends will be described in the applicable prospectus supplement relating to each series of preferred stock. Dividends will be payable to holders of record of preferred stock on the record dates fixed by our board of directors. Dividends on any series of preferred stock may be cumulative or noncumulative, as described in the applicable prospectus supplement.

Our board of directors may not declare, pay or set apart funds for payment of dividends on a particular series of preferred stock unless full dividends on any other series of preferred stock that ranks equally with or senior to such series of preferred stock with respect to the payments of dividends have been paid or sufficient funds have been set apart for payment for either of the following:

•	all prior dividend periods of each such series of preferred stock that pay dividends on a cumulative basis; or

•	the immediately preceding dividend period of each such series of preferred stock that pays dividends on a noncumulative basis.

Partial dividends declared on shares of any series of preferred stock and other series of preferred stock ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for all series of preferred stock of equal priority.

Liquidation Preference

In the event of the liquidation, dissolution or winding-up of us, holders of each series of preferred stock will have the right to receive distributions upon liquidation in the amount described in the applicable prospectus supplement relating to each series of preferred stock, plus an amount equal to any accrued but unpaid dividends. These distributions will be made before any distribution is made on our common stock or on any securities ranking junior to such preferred stock upon liquidation, dissolution or winding-up.

However, holders of the shares of preferred stock will not be entitled to receive the liquidation price of their shares until we have paid or set aside an amount sufficient to pay in full the liquidation preference of any class or series of our capital stock ranking senior as to rights upon liquidation, dissolution or winding up. Unless otherwise provided in the applicable prospectus supplement, neither a consolidation or merger of the Company with or into another corporation nor a merger of another corporation with or into the Company nor a sale or transfer of all or part of the Company’s assets for cash or securities will be considered a liquidation, dissolution or winding up of the Company.

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If the liquidation amounts payable to holders of preferred stock of all series ranking on a parity regarding liquidation are not paid in full, the holders of the preferred stock of these series will have the right to a ratable portion of our available assets up to the full liquidation preference. Holders of these series of preferred stock or such other securities will not be entitled to any other amounts from us after they have received their full liquidation preference.

Conversion and Exchange

The prospectus supplement will indicate whether and on what terms the shares of any future series of preferred stock will be convertible into or exchangeable for shares of any other class, series or security of the Company or any other corporation or any other property (including whether the conversion or exchange is mandatory, at the option of the holder or our option, the period during which conversion or exchange may occur, the initial conversion or exchange price or rate and the circumstances or manner in which the amount of common or preferred stock or other securities issuable upon conversion or exchange may be adjusted). It will also indicate for preferred stock convertible into common stock, the number of shares of common stock to be reserved in connection with, and issued upon conversion of, the preferred stock (including whether the conversion or exchange is mandatory, the initial conversion or exchange price or rate and the circumstances or manner in which the amount of common stock issuable upon conversion or exchange may be adjusted) at the option of the holder or our option and the period during which conversion or exchange may occur.

Voting Rights

The holders of shares of preferred stock will have no voting rights, except:

•	as otherwise stated in the applicable prospectus supplement;

•	as otherwise stated in the certificate of amendment to our certificate of incorporation establishing the series of such preferred stock; and

•	as otherwise required by applicable law.

Transfer Agent and Registrar

The transfer agent, registrar, dividend paying agent and depositary, if any, for any preferred stock offering will be stated in the applicable prospectus supplement.

DESCRIPTION OF DEPOSITARY SHARES

The following briefly summarizes the general provisions of the depositary shares representing a fraction of a share of preferred stock of a specific series, or “depositary shares,” and depositary receipts (as defined below) that we may issue from time to time and which would be important to holders of depositary receipts. The specific terms of any depositary shares or depositary receipts, including pricing and related terms, will be disclosed in the applicable prospectus supplement. The prospectus supplement will also state whether any of the general provisions summarized below apply or not to the depositary shares or depositary receipts being offered. The following description and any description in a prospectus supplement is a summary only and is subject to, and qualified in its entirety by reference to the terms and provisions of the deposit agreement(s), which we will file with the SEC in connection with an issuance of depositary shares.

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Description of Depositary Shares

We may offer depositary shares evidenced by receipts for such depositary shares, which we sometimes refer to as “depositary receipts.” Each depositary receipt represents a fraction of a share of the particular series of preferred stock issued and deposited with a depositary. The fraction of a share of preferred stock which each depositary share represents will be set forth in the applicable prospectus supplement.

We will deposit the shares of any series of preferred stock represented by depositary shares according to the provisions of a deposit agreement to be entered into between us and a bank or trust company, which we will select as our preferred stock depositary, and which may be the same institution that serves as an indenture trustee. The depositary must have its principal office in the United States and have combined capital and surplus of at least $100,000,000. We will name the depositary in the applicable prospectus supplement. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock in proportion to the applicable fraction of a share of preferred stock represented by the depositary share. These rights include dividend, voting, redemption, conversion and liquidation rights. The depositary will send the holders of depositary shares all reports and communications that we deliver to the depositary and which we are required to furnish to the holders of depositary shares. We may issue depositary receipts in temporary, definitive or book-entry form.

Withdrawal of Preferred Stock

A holder of depositary shares may receive the number of whole shares of the series of preferred stock and any money or other property represented by the holder’s depositary receipts after surrendering the depositary receipts at the corporate trust office of the depositary. Partial shares of preferred stock will not be issued. If the surrendered depositary shares exceed the number of depositary shares that represent the number of whole shares of preferred stock the holder wishes to withdraw, then the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Once the holder has withdrawn the preferred stock, the holder will not be entitled to re-deposit such preferred stock under the deposit agreement or to receive depositary shares in exchange for such preferred stock.

Dividends and Other Distributions

Holders of depositary shares of any series will receive their pro rata share of cash dividends or other cash distributions received by the depositary on the preferred stock of that series held by it. Each holder will receive these distributions in proportion to the number of depositary shares owned by the holder. The depositary will distribute only whole United States dollars and cents. The depositary will add any fractional cents not distributed to the next sum received for distribution to record holders of depositary shares. In the event of a non-cash distribution, the depositary will distribute property to the record holders of depositary shares, unless the depositary determines that it is not feasible to make such a distribution. If this occurs, the depositary, with our approval, may sell the property and distribute the net proceeds from the sale to the holders.

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Redemption of Depositary Shares

If a series of preferred stock represented by depositary shares is subject to redemption, then we will give the necessary proceeds to the depositary. The depositary will then redeem the depositary shares using the funds they received from us for the preferred stock. The depositary will notify the record holders of the depositary shares to be redeemed not less than 30 days nor more than 60 days before the date fixed for redemption at the holders’ addresses appearing in the depositary’s books. The redemption price per depositary share will be equal to the redemption price payable per share for the applicable series of the preferred stock and any other amounts per share payable with respect to that series of preferred stock multiplied by the fraction of a share of preferred stock represented by one depositary share. Whenever we redeem shares of a series of preferred stock held by the depositary, the depositary will redeem the depositary shares representing the shares of preferred stock on the same day. If fewer than all the depositary shares of a series are to be redeemed, the depositary shares will be selected by lot, ratably or by such other equitable method as we and the depositary may determine.

Upon and after the redemption of shares of the underlying series of preferred stock, the depositary shares called for redemption will no longer be considered outstanding. Therefore, all rights of holders of the depositary shares will then cease, except that the holders will still be entitled to receive any cash payable upon the redemption and any money or other property to which the holder was entitled at the time of redemption.

Voting Rights

Upon receipt of notice of any meeting at which the holders of preferred stock of the related series are entitled to vote, the depositary will notify holders of depositary shares of the upcoming vote and arrange to deliver our voting materials to the holders. The record date for determining holders of depositary shares that are entitled to vote will be the same as the record date for the related series of preferred stock. The materials the holders will receive will (1) describe the matters to be voted on and (2) explain how the holders, on a certain date, may instruct the depositary to vote the shares of preferred stock underlying the depositary shares. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will attempt, as far as practical, to vote the shares as instructed by the holder. We will cooperate with the depositary to enable it to vote as instructed by holders of depositary shares. If any holder does not instruct the depositary how to vote the holder’s shares, the depositary will abstain from voting those shares.

Conversion or Exchange

The depositary will convert or exchange all depositary shares on the same day that the preferred stock underlying the depositary shares is converted or exchanged. In order for the depositary to do so, we will deposit with the depositary any other preferred stock, common stock or other securities into which the preferred stock is to be converted or for which it will be exchanged.

The exchange or conversion rate per depositary share will be equal to the exchange or conversion rate per share of preferred stock, multiplied by the fraction of a share of preferred stock represented by one depositary share. All amounts per depositary share payable by us for dividends that have accrued on the preferred stock to the exchange or conversion date that have not yet been paid shall be paid in appropriate amounts on the depositary shares.

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The depositary shares, as such, cannot be converted or exchanged into other preferred stock, common stock, securities of another issuer or any other of our securities or property. Nevertheless, if so specified in the applicable prospectus supplement, a holder of depositary shares may be able to surrender the depositary receipts to the depositary with written instructions asking the depositary to instruct us to convert or exchange the preferred stock represented by the depositary shares into other shares of preferred stock or common stock or to exchange the preferred stock for securities of another issuer. If the depositary shares carry this right, we would agree that, upon the payment of applicable fees and taxes, if any, we will cause the conversion or exchange of the preferred stock using the same procedures as we use for the delivery of preferred stock. If a holder is only converting part of the depositary shares represented by a depositary receipt, new depositary receipts will be issued for any depositary shares that are not converted or exchanged.

Amendment and Termination of the Deposit Agreement

We may agree with the depositary to amend the deposit agreement and the form of depositary receipt without consent of the holder at any time. However, if the amendment adds or increases fees or charges payable by holders of the depositary shares or prejudices an important right of holders, it will only become effective with the approval of holders of at least a majority of the affected depositary shares then outstanding. If an amendment becomes effective, holders are deemed to agree to the amendment and to be bound by the amended deposit agreement if they continue to hold their depositary receipts.

The deposit agreement will automatically terminate if:

•	all outstanding depositary shares have been redeemed and all amounts payable upon redemption have been paid;

•	each share of preferred stock held by the depositary has been converted into or exchanged for common stock, other preferred stock or other securities; or

•	a final distribution in respect of the preferred stock held by the depositary has been made to the holders of depositary receipts in connection with our liquidation, dissolution or winding-up.

We may also terminate the deposit agreement at any time. Upon such event, the depositary will give notice of termination to the holders not less than 30 days before the termination date. Once depositary receipts are surrendered to the depositary, it will send to each holder the number of whole and fractional shares of the series of preferred stock underlying that holder’s depositary receipts, provided that, at our election we may pay cash in lieu of fractional shares of preferred stock that may be issuable.

Charges of Depositary and Expenses

We will pay all transfer and other taxes and governmental charges in connection with the establishment of the depositary arrangements. We will pay all charges and fees of the depositary for the initial deposit of the preferred stock, the depositary’s services and redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and the charges that are provided in the deposit agreement to be for the holder’s account.

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Limitations on Our Obligations and Liability to Holders of Depositary Receipts

The deposit agreement will limit our obligations and the obligations of the depositary. It will also limit our liability and the liability of the depositary as follows:

•	We and the depositary will only be obligated to take the actions specifically set forth in the deposit agreement in good faith;

•	We and the depositary will not be liable if either is prevented or delayed by law or circumstances beyond our or its control from performing our or its obligations under the deposit agreement;

•	We and the depositary will not be liable if either exercises discretion permitted under the deposit agreement;

•	We and the depositary will have no obligation to become involved in any legal or other proceeding related to the depositary receipts or the deposit agreement on behalf of the holders of depositary receipts or any other party, unless we and the depositary are provided with satisfactory indemnity; and

•	We and the depositary will be permitted to rely upon any written advice of counsel or accountants and on any documents we believe in good faith to be genuine and to have been signed or presented by the proper party.

In the deposit agreement, we will agree to indemnify the depositary under certain circumstances.

Resignation and Removal of Depositary

The depositary may resign at any time by notifying us of its election to do so. In addition, we may remove the depositary at any time. Such resignation or removal will take effect when we appoint a successor depositary and it accepts the appointment. We must appoint the successor depositary within 60 days after delivery of the notice of resignation or removal and the new depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $100,000,000.

DESCRIPTION OF COMMON STOCK

For purposes of this section, the terms “we,” “our” and “us” refer only to Carolina Financial Corporation and not its subsidiaries.

The following description of shares of our common stock, par value $0.01 per share, is a summary only and is subject to, and is qualified by reference to, applicable provisions of the Delaware General Corporation Law (the “DGCL”), our certificate of incorporation, and our bylaws, which are incorporated by reference into this prospectus. You should refer to, and read this summary together with, our certificate of incorporation and bylaws to review all of the terms of our common stock.

General

As of the date of this prospectus, our certificate of incorporation provides that we may issue up to 25,000,000 shares of common stock, par value of $0.01 per share. As of December 23, 2016, 12,549,220 shares of our common stock were issued and outstanding. All outstanding shares of our common stock are fully paid and nonassessable. Our common stock is listed on the NASDAQ Capital Market under the symbol “CARO”.

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Voting Rights

Each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of common stockholders, including the election of directors. The holders of our common stock possess exclusive voting power, except as otherwise provided by law or by a certificate of amendment establishing any series of our preferred stock.

There is no cumulative voting in the election of directors. The holders of a majority of the votes cast by our common stockholders can elect all of the directors then standing for election by the common stockholders. When a quorum is present at any meeting, questions brought before the meeting will be decided by the vote of the holders of a majority of the shares present and voting on such matter, whether in person or by proxy, except when the meeting concerns matters requiring the vote of a greater number of affirmative votes under applicable Delaware law or our certificate of incorporation. Our certificate of incorporation contains certain provisions that may limit stockholders’ ability to effect a change in control as described under the section below entitled “Anti-Takeover Effects of Certain Certificate of Incorporation Provisions.”

Dividends, Liquidation and Other Rights

Holders of shares of common stock are entitled to receive dividends only when, as and if approved by our board of directors from funds legally available for the payment of dividends. Our stockholders are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, voluntarily or involuntarily, after payment of, or adequate provision for, all of our known debts and liabilities. These rights are subject to the preferential rights of any series of our preferred stock that may then be outstanding.

Holders of shares of our common stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any of our securities. Our board of directors may issue additional shares of our common stock or rights to purchase shares of our common stock without the approval of our stockholders.

Transfer Agent and Registrar

Subject to compliance with applicable federal and state securities laws, our common stock may be transferred without any restrictions or limitations. The transfer agent and registrar for shares of our common stock is Computershare Limited.

DESCRIPTION OF PURCHASE CONTRACTS

We also may issue purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to holders, a fixed or varying number of shares of common stock, preferred stock, depositary shares or debt securities at a future date or dates. The consideration per share of common stock, preferred stock, depositary shares or debt securities may be fixed at the time that the purchase contracts are issued or may be determined by reference to a specific formula set forth in the purchase contracts. Any purchase contract may include anti-dilution provisions to adjust the number of shares issuable pursuant to such purchase contract upon the occurrence of certain events.

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The purchase contracts may be issued separately or as a part of units consisting of a purchase contract, debt securities and preferred securities. These contracts, and the holders’ obligations to purchase shares of our common stock, preferred stock, depositary shares or debt securities under the purchase contracts may be secured by cash, certificates of deposit, U.S. government securities that will mature prior to or simultaneously with, the maturity of the purchase contract, standby letters of credit from an affiliated U.S. bank that is FDIC-insured or other collateral satisfactory to the Federal Reserve. The purchase contracts may require us to make periodic payments to holders of the purchase units, or vice versa, and such payments may be unsecured or prefunded and may be paid on a current or on a deferred basis.

Any one or more of the above securities, common stock or the purchase contracts or other collateral may be pledged as security for the holders’ obligations to purchase or sell, as the case may be, the common stock or preferred stock under the purchase contracts.

DESCRIPTION OF UNITS

We also may offer two or more of the securities described in this prospectus in the form of a “unit”, including pursuant to a unit agreement. The unit may be transferable only as a whole, or the securities comprising a unit may, as described in the prospectus supplement, be separated and transferred by the holder separately. There may or may not be an active market for units or the underlying securities, and not all the securities comprising a unit may be listed or traded on a securities exchange or market.

DESCRIPTION OF WARRANTS

For purposes of this section, the terms “we,” “our” and “us” refer only to Carolina Financial Corporation and not to its subsidiaries.

General

We may issue warrants in one or more series to purchase senior debt securities, subordinated debt securities, preferred stock, depositary shares, common stock or any combination of these securities. Warrants may be issued independently or together with any underlying securities and may be attached to or separate from the underlying securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or on behalf of holders or beneficial owners of warrants. The following outlines some of the general terms and provisions of the warrants. Further terms of the warrants and the applicable warrant agreement will be stated in the applicable prospectus supplement. The following description and any description of the warrants in a prospectus supplement are not complete and are subject to and qualified in their entirety by reference to the terms and provisions of the warrant agreement, which we will file with the SEC in connection with the issuance of any warrants.

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The applicable prospectus supplement will describe the terms of any warrants, including the following, as may be applicable:

•	the title of the warrants;

•	the total number of warrants to be issued;

•	the consideration for which we will issue the warrants, including the applicable currency or currencies;

•	anti-dilution provisions to adjust the number of shares of our common stock or other securities to be delivered upon exercise of the warrants;

•	the designation and terms of the underlying securities purchasable upon exercise of the warrants;

•	the price at which and the currency or currencies in which investors may purchase the underlying securities purchasable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the procedures and conditions relating to the exercise of the warrants;

•	whether the warrants will be in registered or bearer form;

•	information with respect to book-entry registration and transfer procedures, if any;

•	the minimum or maximum amount of warrants which may be exercised at any one time;

•	the designation and terms of the underlying securities with which the warrants are issued and the number of warrants issued with each underlying security;

•	the date on and after which the warrants and securities issued with the warrants will be separately transferable;

•	a discussion of material United States federal income tax considerations;

•	the identity of the warrant agent; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange, transfer and exercise of the warrants.

Warrant certificates may be exchanged for new warrant certificates of different denominations, and warrants may be exercised at the warrant agent’s corporate trust office or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their warrants, holders of warrants exercisable for debt securities will not have any of the rights of holders of the debt securities purchasable upon such exercise and will not be entitled to payments of principal (or premium, if any) or interest, if any, on the debt securities purchasable upon such exercise. Prior to the exercise of their warrants, holders of warrants exercisable for shares of common stock, preferred stock or depositary shares will not have any rights of holders of the common stock, preferred stock or depositary shares purchasable upon such exercise, including any rights to vote such shares or to receive any distributions or dividends thereon.

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Exercise of Warrants

A warrant will entitle the holder to purchase for cash an amount of securities at an exercise price that will be stated in, or that will be determinable as described in, the applicable prospectus supplement. Warrants may be exercised at any time prior to the close of business on the expiration date and in accordance with the procedures set forth in the applicable prospectus supplement. Upon and after the close of business on the expiration date, unexercised warrants will be void and have no further force, effect or value.

Enforceability of Rights

The holders of warrants, without the consent of the warrant agent, may, on their own behalf and for their own benefit, enforce, and may institute and maintain any suit, action or proceeding against us to enforce their rights to exercise and receive the securities purchasable upon exercise of their warrants.

DESCRIPTION OF RIGHTS

For purpose of this section, the terms “we”, “our”, “our” and “us” refer only to Carolina Financial Corporation and not to its subsidiaries.

The following briefly summarizes the general provisions of rights that we may offer to purchase additional shares of our common stock or any series of preferred stock, which we may issue. The following description and any description in a prospectus supplement is a summary only and is subject to, and qualified in its entirety by reference to the terms and provisions of the rights, which we will file with the SEC in connection with an issuance of rights to holders of our common stock or any series of our preferred stock. The specific terms of any rights, including the period during which the rights may be exercised, the manner of exercising such rights, and the transferability of rights, will be disclosed in the applicable prospectus supplement. Although we may issue rights, in our sole discretion, we have no obligation to do so.

General

We may distribute rights, which may or may not be transferable, to the holders of our common stock or any series of our preferred stock as of a record date set by our board of directors, at no cost to such holders. Each holder will be given the right to purchase a specified number of whole shares of our common stock or preferred stock for every share of our common stock or a series of preferred stock that the holder thereof owned on such record date, as set forth in the applicable prospectus supplement. Unless otherwise provided in an applicable prospectus supplement, no fractional rights or rights to purchase fractional shares will be distributed in any rights offering. The rights will be evidenced by rights certificates, which may be in definitive or book-entry form. Each right will entitle the holder to purchase shares of our common stock or a series of preferred stock at a rate and price per share to be established by our board of directors, as set forth in the applicable prospectus supplement. If holders of rights wish to exercise their rights, they must do so before the expiration date of the rights offering, as set forth in the applicable prospectus supplement. Upon the expiration date, the rights will expire and will no longer be exercisable, unless, in our sole discretion prior to the expiration date, we extend the rights offering.

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Exercise Price

Our board of directors will determine the exercise price or prices for the rights based upon a number of factors, including, without limitation, our business prospects; our capital requirements; the price or prices at which an underwriter or standby purchasers may be willing to purchase shares that remain unsold in the rights offering; and general conditions in the securities markets, especially for securities of financial institutions. The subscription price may or may not reflect the actual or long-term fair value of the common stock or preferred stock offered in the rights offering. We provide no assurances as to the market values or liquidity of any rights issued, or as to whether or not the market prices of the common stock or preferred stock subject to the rights will be more or less than the rights’ exercise price during the term of the rights or after the rights expire.

Exercising Rights; Fees and Expenses

The manner of exercising rights will be set forth in the applicable prospectus supplement. Any subscription agent or escrow agent will be set forth in the applicable prospectus supplement. We will pay all fees charged by any subscription agent and escrow agent in connection with the distribution and exercise of rights. Rights holders will be responsible for paying all other commissions, fees, taxes or other expenses incurred in connection with their transfer of rights that are transferable. Neither we nor the subscription agent will pay such expenses.

Expiration of Rights

The applicable prospectus supplement will set forth the expiration date and time (“Expiration Date”) for exercising rights. If holders of rights do not exercise their rights prior to such time, their rights will expire and will no longer be exercisable and will have no value.

We will extend the Expiration Date as required by applicable law and may, in our sole discretion, extend the Expiration Date. If we elect to extend the Expiration Date, we will issue a press release announcing such extension prior to the scheduled Expiration Date.

Withdrawal and Termination

We may withdraw the rights offering at any time prior to the Expiration Date for any reason. We may terminate the rights offering, in whole or in part, at any time before completion of the rights offering if there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our board of directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. We may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occur. If we terminate the rights offering, in whole or in part, all affected rights will expire without value, and all subscription payments received by the subscription agent will be returned promptly without interest.

Rights of Subscribers

Holders of rights will have no rights as stockholders with respect to the shares of common stock or preferred stock for which the rights may be exercised until they have exercised their rights by payment in full of the exercise price and in the manner provided in the prospectus supplement, and such shares of common stock or preferred stock, as applicable, have been issued to such persons. Holders of rights will have no right to revoke their subscriptions or receive their monies back after they have completed and delivered the materials required to exercise their rights and have paid the exercise price to the subscription agent. All exercises of rights are final and cannot be revoked by the holder of rights.

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Regulatory Limitations

We will not be required to issue any person or group of persons shares of our common stock or preferred stock pursuant to the rights offering if, in our sole opinion, such person would be required to give prior notice to or obtain prior approval from, any state or federal governmental authority to own or control such shares if, at the time the rights offering is scheduled to expire, such person has not obtained such clearance or approval in form and substance reasonably satisfactory to us.

Standby Agreements

We may enter into one or more separate agreements with one or more standby underwriters or other persons to purchase, for their own account or on our behalf, any shares of our common stock or preferred stock not subscribed for in the rights offering. The terms of any such agreements will be described in the applicable prospectus supplement.

ANTI-TAKEOVER EFFECTS OF CERTAIN CERTIFICATE OF INCORPORATION PROVISIONS

General

Our certificate of incorporation and bylaws, as well as Delaware General Corporation Law, contain certain provisions designed to enhance the ability of our board of directors to deal with attempts to acquire control of us. These provisions may be deemed to have an anti-takeover effect and may discourage takeover attempts which have not been approved by the board of directors (including takeovers which certain stockholders may deem to be in their best interest). This summary does not purport to be complete and is qualified in its entirety by reference to the laws and documents referenced. With respect to our charter documents, while such provisions might be deemed to have some “anti-takeover” effect, the principal effect of these provisions is to protect our stockholders generally and to provide our board and stockholders a reasonable opportunity to evaluate and respond to such unsolicited acquisition proposals.

Authorized but Unissued Stock

The authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, including future private or public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock and preferred stock may enable the board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of us by means such as a proxy contest, tender offer, or merger, and thereby protect the continuity of the Company’s management.

Number and Classification of Directors

Our certificate of incorporation and bylaws provide that the number of directors shall be fixed from time to time exclusively by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directorships (whether or not there exist any vacancies in previously authorized directorships at the time any such resolutions is presented to the board), except that in the absence of any such designation, the number shall be 14. The board of directors is divided into three classes so that each director serves for a term expiring at the third succeeding annual meeting of stockholders after their election with each director to hold office until his or her successor is duly elected and qualified. The classification of directors, together with the provisions in our certificate of incorporation and bylaws described below that limit the ability of stockholders to remove directors and that permit the remaining directors to fill any vacancies on the board of directors, have the effect of making it more difficult for stockholders to change the composition of the board of directors. As a result, at least two annual meetings of stockholders may be required for the stockholders to change a majority of the directors, whether or not a change in the board of directors would be beneficial and whether or not a majority of stockholders believe that such a change would be desirable, and three meetings, rather than one, would be required to replace the entire board.

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Removal of Directors and Filling Vacancies

Our certificate of incorporation provides that any director, or the entire board of directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of all the then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a separate class. Our bylaws provide that all vacancies on the board may be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires and until such director’s successor shall have been duly elected and qualified.

Advance Notice Requirements for Stockholder Proposals

Our bylaws establish advance notice procedures with regard to stockholder nominations for the election of directors and for business to be brought by stockholders for any meeting of the stockholders of the Company. For stockholder nominations, written notice generally must be received by the Company not less than 90 days prior to the meeting and must set forth certain information regarding the person such stockholder proposes to nominate for election and regarding the stockholder himself. For business to be properly brought before an annual meeting by a stockholder, the business must relate to a proper subject matter for stockholder action, and the stockholder must have given timely notice in writing to the Secretary of the Company, which means that, generally, it must be received by the Company not less than 90 days prior to the date of the meeting. The notice must also set forth a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, as well as certain information regarding the stockholder. We may reject a stockholder proposal that is not made in accordance with such procedures.

Stockholder Vote Required to Approve Business Combinations with Interested Stockholders

Our certificate of incorporation requires the affirmative vote of the holders of at least 80% of the voting power of all the then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a separate class, to approve certain business combinations involving an interested stockholder, except in the case of any business combination that does not involve any cash or other consideration being received by the stockholders of the Company solely in their capacity as stockholders of the Company, where the business combination has been approved a majority of the disinterested directors, or in the case of any other business combination, where the business combination has been approved by a majority of the disinterested directors or certain conditions with respect to the consideration to be received by some or all of the Company’s stockholders are satisfied.

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Factors to be Considered in Certain Transactions

Our certificate of incorporation grants the board of directors the discretion, when considering whether a proposed merger or similar transaction is in the best interests of the Company and our stockholders, to give due consideration to all relevant factors, including, without limitation, the social and economic effect of acceptance of such offer on the Company’s present and future customers and employees and those of its subsidiaries, the communities in which the Company and its subsidiaries operate or are located, the ability of the Company to fulfill its corporate objectives as a bank holding company, and on the ability of the Bank to fulfill the objectives of a stock bank under applicable statutes and regulations.

VALIDITY OF SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters with respect to the securities will be passed upon for us by Nelson Mullins Riley & Scarborough LLP, counsel to the Company. Any underwriters will be represented by their own legal counsel.

EXPERTS

The consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus, by reference from our Annual Report on Form 10-K for the year ended December 31, 2015, have been audited by Elliott Davis Decosimo, LLC, an independent registered public accounting firm, as stated in their reports. Such reports are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and file with the SEC proxy statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s web site at www.sec.gov or on our website at www.haveanicebank.com under the “Investor Relations” tab. Information on, or that can be accessible through, our website does not constitute a part of, and is not incorporated by reference in, this prospectus.

This prospectus, which is a part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act, omits certain information set forth in the registration statement. Accordingly, for further information, you should refer to the registration statement and its exhibits on file with the SEC. Furthermore, statements contained in this prospectus concerning any document filed as an exhibit are not necessarily complete and, in each instance, we refer you to the copy of such document filed as an exhibit to the registration statement.

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